Filed Pursuant to Rule 424(b)(3)

Registration No. 333-201645

PROSPECTUS

MERCER INTERNATIONAL INC.

OFFER TO EXCHANGE

$250,000,000 principal amount of its 7.000% Senior Notes due 2019 which have been registered under the Securities Act for any and all of its outstanding 7.000% Senior Notes due 2019

and

$400,000,000 principal amount of its 7.750% Senior Notes due 2022 which have been registered under the Securities Act for any and all of its outstanding 7.750% Senior Notes due 2022

•	The exchange offer expires at 5:00 p.m., New York City time, on March 6, 2015, unless extended.

•

In this prospectus, we refer to all outstanding $250,000,000 aggregate principal amount of our 7.000% Senior Notes due 2019 issued on November 26, 2014 as the “Old 2019 Notes” and all outstanding $400,000,000 aggregate principal amount of our 7.750% Senior Notes due 2022 issued on November 26, 2014 as the “Old 2022 Notes” and, together with the Old 2019 Notes, the “Old Notes”. Additionally, in this prospectus, we refer to the registered 7.000% Senior Notes due 2019 as the “New 2019 Notes” and the registered 7.750% Senior Notes due 2022 as the “New 2022 Notes” and, together with the New 2019 Notes, the “New Notes”. The Old Notes and the New Notes are collectively referred to in this prospectus as the “Notes”.

•	We will exchange the New Notes for all outstanding Old Notes that are validly tendered pursuant to the exchange offer and not validly withdrawn prior to the expiration of the exchange offer.

•

The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, which we refer to in this prospectus as the “SEC”.

•	You may withdraw tenders of Old Notes at any time before the exchange offer expires.

•

The exchange of Old Notes for New Notes will not be a taxable event for U.S. federal income tax purposes, but you should refer to the discussion under the heading “Summary of Material United States Federal Income Tax Considerations” for more information.

•	We will not receive any cash proceeds from the exchange offer.

•

The terms of the New Notes are substantially identical in all material respects to those of the Old Notes, except for transfer restrictions, registration rights and rights to additional interest relating to the Old Notes.

•	You may tender Old Notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•	Our affiliates may not participate in the exchange offer.

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All untendered Old Notes will continue to be subject to any applicable restrictions on transfer set forth in the Old Notes and in the applicable indenture governing the Old Notes. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act”, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the Old Notes under the Securities Act.

•	There is no established trading market for the New Notes.

•

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Broker-dealers who acquired Old Notes directly from us in the initial offering of the Old Notes must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resales and cannot rely on the position of the staff enunciated in Exxon Capital Holdings Corp., SEC no-action letter (publicly available May 13, 1988).

Please refer to “Risk Factors” beginning on page 10 of this prospectus for a description of the risks you should consider when evaluating this offer to exchange.

We are not making this exchange offer in any jurisdiction where it is not permitted.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 4, 2015.

We have not authorized anyone to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus unless we authorize it. This prospectus does not offer to exchange the Old Notes for New Notes in any jurisdiction where it is not permitted.

The information contained in this prospectus is current only as of the date on the cover page of this prospectus, and may change after that date.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8, Attention: Investor Relations, or call (604) 684-1099 and ask to speak to Investor Relations. In addition, to obtain timely delivery of any information you request, you must submit your request no later than February 27, 2015, which is five business days before the date the exchange offer expires.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference herein contain “forward-looking statements”. Generally, forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “should”, “could”, or “may”, although not all forward-looking statements contain these identifying words.

There are a number of important factors, many of which are beyond our control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, the following:

•	the highly cyclical nature of our business;

•	our level of indebtedness could negatively impact our financial condition, results of operations and liquidity;

•	a weakening of the global economy could adversely affect our business and financial results and have a material adverse effect on our liquidity and capital resources;

•	cyclical fluctuations in the price and supply of our raw materials could adversely affect our business;

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•	we operate in highly competitive markets;

•	we are exposed to currency exchange rate and interest rate fluctuations;

•	we use derivatives to manage certain risks which has caused significant fluctuations in our operating results;

•	we are subject to extensive environmental regulation and we could have environmental liabilities at our facilities;

•	our business is subject to risks associated with climate change and social government responses thereto;

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our new enterprise resource planning, or “ERP”, system may cost more than expected, be delayed, fail to perform as planned and interrupt operational transactions during and following the implementation, which could adversely affect our operations and results of operations;

•	our operations require substantial capital and we may be unable to maintain adequate capital resources to provide for such requirements;

•	future acquisitions may result in additional risks and uncertainties in our business;

•

changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and have an adverse effect on the market price of our securities;

•	we are subject to risks related to our employees;

•	we rely on German federal and state government grants and guarantees and participate in German and European statutory energy programs;

•	we are dependent on key personnel;

•	we may experience material disruptions to our production (including as a result of, among other things, planned and unplanned maintenance shutdowns);

•	if our long-lived assets become impaired, we may be required to record non-cash impairment that could have a material impact on our results of operations;

•	we may incur losses as a result of unforeseen or catastrophic events, including the emergence of a pandemic, terrorist attacks or natural disasters;

•	our insurance coverage may not be adequate; and

•	we rely on third parties for transportation services.

Given these uncertainties, you should not place undue reliance on our forward-looking statements. You should read this prospectus and the documents incorporated by reference herein with the understanding that our actual future results may be materially different from what we expect. The foregoing review of important factors is not exhaustive or necessarily in order of importance and should be read in conjunction with the other cautionary statements that are included in or incorporated by reference into this prospectus. These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. New factors emerge from time to time, and it is not possible for us to predict all such factors. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in or incorporated by reference in this prospectus whether as a result of new information, future events or otherwise.

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CHANGE IN REPORTING CURRENCY

Effective October 1, 2013, we changed our reporting currency from the Euro to the U.S. dollar. Our consolidated financial statements issued prior to October 1, 2013 were prepared using the Euro as the reporting currency; however, subsequent to October 1, 2013, both current and historical financial information has been translated to U.S. dollars in accordance with the method described in “Critical Accounting Policies” in our annual and quarterly reports incorporated by reference in this prospectus. For more information about our change in reporting currency, see the notes to our financial statements incorporated by reference into this prospectus.

The following table sets out exchange rates, based on the noon buying rates in New York City, for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, referred to as the “Noon Buying Rate”, for the conversion of U.S. dollars to Euros and Canadian dollars in effect at the end of the following periods, the average exchange rates during these periods (based on daily Noon Buying Rates) and the range of high and low exchange rates for the periods indicated:

	Nine Months Ended September 30,		Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	($/€)
End of period	1.2628	1.3535	1.3779	1.3186	1.2973	1.3269	1.4332
High for period	1.2628	1.2774	1.2774	1.2062	1.2926	1.1959	1.2547
Low for period	1.3927	1.3692	1.3816	1.3463	1.4875	1.4536	1.5100
Average for period	1.3555	1.3171	1.3281	1.2859	1.3931	1.3261	1.3935

	($/C$)
End of period	0.8923	0.9724	0.9401	1.0042	0.9835	0.9991	0.9559
High for period	0.8888	0.9454	0.9348	0.9600	0.9430	0.9280	0.7695
Low for period	0.9423	1.0164	1.0164	1.0299	1.0584	1.0040	0.9719
Average for period	0.9141	0.9772	0.9712	1.0007	1.0121	0.9714	0.8803

On February 2, 2015, the most recent weekly publication of the daily Noon Buying Rate before the date of this prospectus reported that, as of January 30, 2015, the Noon Buying Rate for the conversion of Euros and Canadian dollars to U.S. dollars was $1.1290 per Euro and $0.7864 per Canadian dollar.

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NON-GAAP FINANCIAL MEASURES

This prospectus contains “non-GAAP financial measures”, that is, financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measure calculated and presented in accordance with the generally accepted accounting principles in the United States, referred to as “GAAP”. Specifically, we make use of the non-GAAP measure “Operating EBITDA”.

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. We use Operating EBITDA as a benchmark measurement of our own operating results and as a benchmark relative to our competitors. We consider it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not actual cash costs, and depreciation expense varies widely from company to company in a manner that we consider largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity.

Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Operating EBITDA does not reflect: (i) our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, working capital needs; (iii) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our outstanding debt; (iv) noncontrolling interests in our Stendal northern bleached softwood kraft, or “NBSK”, pulp mill operations prior to our acquisition of 100% of the economic interest of Stendal in September 2014; (v) the impact of realized or marked to market changes in our derivative positions, which can be substantial; and (vi) the impact of impairment charges against our investments or assets. Because of these limitations, Operating EBITDA should only be considered as a supplemental performance measure and should not be considered as a measure of liquidity or cash available to us to invest in the growth of our business. Because all companies do not calculate Operating EBITDA in the same manner, Operating EBITDA as calculated by us may differ from Operating EBITDA or EBITDA as calculated by other companies. We compensate for these limitations by using Operating EBITDA as a supplemental measure of our performance and by relying primarily on our GAAP financial statements.

INDUSTRY AND MARKET DATA

In this prospectus, we rely on and refer to information and statistics regarding our market share and the markets in which we compete. We have obtained some of this market share information and industry data from internal surveys, market research, publicly available information and industry publications. Such reports generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy or completeness of such information is not guaranteed. Although we believe this information is reliable, we have not independently verified nor can we guarantee the accuracy or completeness of that information, and investors should use caution in placing reliance on such information.

Statements in this prospectus and the documents incorporated by reference herein concerning the production capacity of our pulp mills are management estimates based primarily on historically achieved levels of production and assumptions regarding maintenance downtime. Statements concerning electrical generating capacity at our mills are also management estimates based primarily on our expected pulp production (which largely determines the amount of electricity we can generate) and assumptions regarding maintenance downtime, in each case within manufacturers’ specifications of capacity.

In this prospectus, please note the following:

•

references to “we”, “our”, “us”, the “Company” or “Mercer” mean Mercer International Inc. and its subsidiaries, unless the context clearly suggests otherwise, and references to “Mercer Inc.” mean Mercer International Inc. excluding its subsidiaries;

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•	references to “ADMTs” mean air-dried metric tonnes;

•	references to “MW” mean megawatts and “MWh” mean megawatt hours; and

•	all references to “$” mean U.S. dollars, which is our reporting currency, unless otherwise stated; “€” refers to Euros; and “C$” refers to Canadian dollars.

Due to rounding, numbers presented throughout this prospectus may not add up precisely to totals we provide and percentages may not precisely reflect the absolute figures.

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SUMMARY

This summary highlights certain information contained elsewhere or incorporated by reference in this prospectus. Because it is a summary, it is not complete and does not contain all the information you will need to make your investment decision. You should read this entire prospectus carefully, including the section entitled “Risk Factors”, our financial statements and the notes thereto and the documents incorporated by reference into this prospectus before deciding to invest. See “Where You Can Find More Information”.

Mercer International Inc.

Company Overview

We are one of the world’s largest pure-play producers of market NBSK pulp. We operate two modern and highly efficient mills in Eastern Germany and one mill in Western Canada and have our headquarters in Vancouver, Canada. We are the sole NBSK producer, and the only significant producer of pulp for resale, known as “market pulp”, in Germany, which is the largest pulp import market in Europe. We are able to supply the growing pulp demand in China both through our Canadian mill’s ready access to the Port of Vancouver and through our Stendal mill’s existing logistics arrangements. In addition, as a result of the significant investments we have made in co-generation equipment, all of our mills generate and sell a significant amount of surplus “green” energy to regional utilities. We also produce and sell “tall oil”, a by-product of our production process, which is used as both a chemical additive and as a green energy source. We had revenues and Operating EBITDA of $892.5 million and $168.5 million, respectively, for the nine-month period ended September 30, 2014. See “Summary of Consolidated Financial and Operating Information” for a reconciliation of net income to Operating EBITDA.

We currently employ approximately 1,440 people. Our three NBSK pulp mills have consolidated annual production capacity of approximately 1.5 million ADMTs of NBSK pulp and are capable of generating 305 MW of electricity. Key operating details for each of our mills are as follows:

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Stendal mill. Stendal owns and operates the Stendal mill, a state-of-the-art, single-line, ISO 9001 and 14001 certified NBSK pulp mill that has an annual production capacity of approximately 660,000 ADMTs and 148 MW of electrical generation. The Stendal mill is located near the town of Stendal, Germany, approximately 130 kilometers west of Berlin. We previously owned 83% of Stendal. Following a further investment of $20 million into Stendal in September 2014 and the acquisition of substantially all of the minority shareholder’s interest and certain other rights, we now own 100% of the economic interest of Stendal.

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Celgar mill. Our wholly-owned subsidiary, Celgar, owns and operates the Celgar mill, a modern, efficient ISO 9001 and 14001 certified NBSK pulp mill with an annual production capacity of approximately 520,000 ADMTs and 100 MW of electrical generation. The Celgar mill is located near the city of Castlegar, British Columbia, Canada, approximately 600 kilometers east of Vancouver.

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Rosenthal mill. Our wholly-owned subsidiary, Rosenthal, owns and operates the Rosenthal mill, a modern, efficient ISO 9001, 14001 and 50001 certified NBSK pulp mill that has an annual production capacity of approximately 360,000 ADMTs and 57 MW of electrical generation. The Rosenthal mill is located in the town of Blankenstein, Germany, approximately 300 kilometers south of Berlin.

Our Competitive Strengths

Our competitive strengths include the following:

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Leading Market Position. We are one of the largest pure-play NBSK market pulp producers in the world, which leads to increased presence and better industry information in the markets in which we operate and provides for close customer relationships with many large pulp consumers. Our key competitors include Canfor Pulp, Metsä Fibre, Södra Cell and Asia Pulp and Paper.

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Stable Income Source from the Sale of Surplus Renewable Energy and Chemicals. Our modern mills generate electricity and steam in their boilers, which is surplus to their operating requirements, providing our mills with a stable revenue source unrelated to pulp prices. Additionally, our Stendal mill generates tall oil from black liquor, which is sold to third parties for use in numerous applications including bio-fuels, and our Rosenthal mill implemented a capital project to produce and sell tall oil in the fourth quarter of 2014. Since our energy and chemical production are by-products of our pulp production process, there are minimal incremental costs and our surplus energy and chemical sales are highly profitable. All of our mills generate and sell surplus energy to regional utilities. Our German mills benefit from special tariffs under Germany’s Renewable Energy Sources Act, referred to as the “Renewable Energy Act”, which provides for premium pricing on “green” energy. Our Celgar mill is party to a fixed electricity purchase agreement, referred to as the “Electricity Purchase Agreement”, with the regional public utility provider for the sale of surplus power through 2020. During the nine months ended September 30, 2014, our mills produced and sold approximately 605,975 MWh of surplus renewable energy and generated approximately $77.5 million in revenues from energy and chemical sales. In December 2013, we completed the Blue Mill Project at our Stendal mill, which permits the mill to produce an annual incremental 109,000 MWh of surplus energy and is fully operational.

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Modern and Globally Cost Competitive Mills. We believe the relative age, production capacity and electrical generation capacity of our mills provide us with certain manufacturing cost and other advantages over many of our competitors. We believe competitors’ older mills do not have the equipment or capacity to produce or sell surplus power or chemicals in a meaningful amount. In addition, since our mills are relatively new they benefit from lower maintenance capital requirements and high efficiency relative to many of our competitors’ mills.

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Strategic Locations Providing Cost and Service Advantages. Our strategic mill locations position us well to serve customers in Europe, Asia, and North America. We are the only significant producer of market pulp in Germany, which is the largest pulp import market in Europe. Due to the proximity of our German mills to most of our European customers, we benefit from lower transportation costs relative to most of our major competitors. Our Celgar mill, located in Western Canada, is well situated to serve Asian and North American customers, specifically in China, which is the world’s largest and fastest-growing pulp import market. Our Stendal mill also supplies customers in China through its existing logistics arrangements. We primarily work directly with customers to capitalize on our geographic diversity, coordinate sales and enhance customer relationships. We believe our ability to deliver high quality pulp on a timely basis and our customer service make us a preferred supplier for many customers.

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Proximity of Abundant Fiber Supply. Although fiber is cyclical in both price and supply, there is a significant amount of high-quality fiber within a close radius of each of our mills. This fiber supply, combined with our purchasing power and our ability to switch between whole logs chipped at our mills and sawmill residual chips, enables us to enter into contracts and arrangements which have generally provided us with sufficient fiber supply.

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Experienced Management Team. Our directors and senior managers have extensive experience in the pulp and forestry industries. We also have experienced managers at all of our mills. Our management has a proven track record of implementing new initiatives and capital projects in order to reduce costs throughout our operations as well as identifying and harnessing new revenue opportunities.

Corporate Strategy

Our corporate strategy is to expand our asset and earnings base through organic growth and acquisitions, primarily in Europe and North America. We pursue organic growth through active management and targeted capital expenditures to generate a high return by increasing pulp, energy and chemical production, reducing costs and improving efficiency. We are also developing innovative new products based on other derivatives of the kraft pulping process. We seek to acquire interests in companies and assets in the pulp industry and related businesses where we can leverage our experience and expertise in adding value through a focused management approach. Key elements of our strategy include:

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Focus on Premium Grade NBSK Market Pulp. We produce NBSK pulp because it is a premium grade kraft pulp and generally obtains the highest price relative to other kraft pulps. Although demand is cyclical, between 2004 and 2013 overall worldwide demand for bleached softwood kraft market pulp grew at an average of approximately 2% per annum. We focus on customers that produce tissue, specialty papers and high-quality printing and writing paper grades. We believe the growth in demand from tissue and specialty paper customers, which utilize a significant proportion of NBSK pulp, has more than offset the secular decline in demand from printing and writing paper customers. This allows us to benefit from our long-term relationships with tissue and paper manufacturers in Europe and participate in higher growth markets in emerging countries such as China where there has been strong growth in tissue demand.

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Increasing Stable Revenues from Renewable Energy and Chemical Sales. We focus on the generation and sales of surplus renewable energy and chemicals and, because there are minimal associated incremental costs, such sales are highly profitable. These sales provide us with a stable income source unrelated to cyclical changes in pulp prices. During the nine months ended September 30, 2014, our mills sold 605,975 MWh of surplus electricity and generated approximately $77.5 million in revenues from energy and chemical sales, compared with 526,585 MWh and $68.1 million during the nine months ended September 30, 2013. In December 2013, our Stendal mill completed Project Blue Mill to increase production and efficiency through debottlenecking initiatives and the installation of a 46 MW steam turbine at the mill. The new turbine permits the mill to produce an additional 109,000 MWh of surplus electricity annually and is fully operational. Our Rosenthal mill implemented a capital project to produce and sell tall oil, which was completed in the fourth quarter of 2014. We continually explore and pursue initiatives to enhance our energy and chemical generation and sales in order to reduce volatility and increase our revenues from a stable source, while favorably impacting our profitability.

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Targeted Capital Expenditures to Enhance Production Capacity and Efficiency. We operate three large modern pulp mills which provide us with a platform to be an efficient and competitive producer of high-quality NBSK pulp without the need for significant sustaining capital. We seek to make targeted capital expenditures that increase the production and operational efficiency of the mills, reduce costs and improve product quality and electricity generation. Over the last five years, we have invested approximately $200.0 million (including $73.0 million in associated government grants) in growth capital expenditures for capacity expansions, operational efficiencies and renewable energy and chemical production.

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Achieving Operational Excellence. Operating our mills reliably and at a competitive cost is important for our financial performance. In addition to our capital expenditure program, we continuously strive to develop maintenance systems and procedures that will improve the throughput of our products by increasing the reliability of our manufacturing processes. We also seek to reduce operating costs by better managing certain operating activities such as fiber procurement, sales, marketing and logistics activities. We believe that our continued focus on operational excellence should allow us to achieve improved profitability and cash flows.

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Strategic Opportunities. We believe there will be continuing change and consolidation in the pulp and paper industry as industry participants continually seek to lower costs, refocus their product lines and react to ever changing global market conditions. We take an opportunistic approach to potential investments or acquisitions that can grow our business and expand our earnings.

Corporate Information

Mercer International Inc. is a Washington corporation and our common stock is listed for trading on the NASDAQ Global Select Market (MERC) and the Toronto Stock Exchange (MRI.U). Our principal office is located at Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8. Our main telephone number is (604) 684-1099 and our website address is www.mercerint.com. Information on our website is not incorporated by reference in this prospectus and should not be considered in connection with any investment in the New Notes offered hereby.

The Exchange Offer

The Exchange Offer

We are offering to exchange up to $250,000,000 aggregate principal amount of New 2019 Notes for up to $250,000,000 aggregate principal amount of Old 2019 Notes and up to $400,000,000 aggregate principal amount of New 2022 Notes for up to $400,000,000 aggregate principal amount of Old 2022 Notes that are properly tendered and accepted. You may tender Old Notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will issue New Notes on or promptly after this exchange offer expires. As of the date of this prospectus, $250,000,000 aggregate principal amount of Old 2019 Notes and $400,000,000 aggregate principal amount of Old 2022 Notes are outstanding.

The terms of the New Notes are substantially identical in all material respects to the terms of the Old Notes, except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and rights to additional interest that relate to the Old Notes. The New Notes and the Old Notes will be governed by the same indentures, as applicable, each dated November 26, 2014. No accrued interest will be paid at the time of the exchange.

Expiration Date

This exchange offer will expire at 5:00 p.m., New York City time, on March 6, 2015, unless extended or earlier terminated by the Company (such time, as the same may be extended, the “Expiration Date”).

Conditions to the Exchange Offer

This exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the staff of the SEC. This exchange offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

Procedures for Tendering Old Notes	If you wish to tender your Old Notes for New Notes pursuant to the exchange offer:

•	you must comply with the Automated Tender Offer Program, or “ATOP”, procedures of The Depository Trust Company, referred to as “DTC”; and

•

Wells Fargo Bank, National Association, the exchange agent, must receive timely confirmation of a book-entry transfer of the Old Notes into its account at DTC through DTC’s ATOP pursuant to the procedure for book-entry transfer described herein, along with a properly transmitted agent’s message, before the expiration date.

By tendering Old Notes pursuant to this exchange offer, you will make the representations to us described under “The Exchange Offer—Procedures for Tendering” and those contained in the related letter of transmittal.

Special Procedures for Beneficial Owners

If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender such Old Notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus.

Acceptance of the Old Notes and Delivery of the New Notes

Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all Old Notes which are validly tendered in this exchange offer and not withdrawn before 5:00 p.m., New York City time, on the Expiration Date.

Withdrawal Rights

You may withdraw the tender of your Old Notes at any time before 5:00 p.m., New York City time, on the Expiration Date, by complying with the procedures for withdrawal described in this prospectus under the heading “The Exchange Offer—Withdrawal of Tenders”.

Ranking	The New Notes are our senior unsecured obligations and are not guaranteed by any of our operating subsidiaries, all of which are located outside the U.S. Accordingly, the New Notes will rank:

•

effectively junior in right of payment to all our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and all indebtedness and liabilities of our subsidiaries;

•	equal in right of payment with all of our existing and future unsecured senior indebtedness; and

•	senior in right of payment to any of our future subordinated indebtedness.

Optional Redemption

The New 2019 Notes will be redeemable on and after December 1, 2016 and the New 2022 Notes will be redeemable on and after December 1, 2017, in each case at any time in whole or in part, at our option on not less than 30 and not more than 60 days’ prior notice at the applicable redemption prices described under “Description of New Notes – Optional Redemption” plus accrued and unpaid interest, if any, to (but not including) the date of redemption. Prior to December 1, 2016, in the case of the New 2019 Notes, and prior to December 1, 2017, in the case of the New 2022 Notes, we may redeem the New Notes, in whole or in part at the applicable premium described under “Description of New Notes – Optional Redemption”. In certain circumstances, prior to December 1, 2016, in the case of the New 2019 Notes, and prior to December 1, 2017, in the case of the New 2022 Notes, we may redeem, at our option, up to 35% of the New 2019 Notes and up to 35% of the New 2022 Notes with the net proceeds of certain equity offerings at a redemption price of 107.000% of the principal amount of New 2019 Notes or 107.750% of the principal amount of New 2022 Notes redeemed, as the case may be, plus accrued and unpaid interest, if any, to (but not including) the redemption date.

Certain Covenants	The New Notes will be issued under the indentures governing our Old Notes which restrict our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends or make other distributions to our shareholders;

•	purchase or redeem capital stock or subordinated indebtedness;

•	make investments;

•	create liens;

•	incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•	sell assets;

•	consolidate or merge with or into other companies or transfer all or substantially all of our assets; and

•	engage in transactions with affiliates.

These limitations will be subject to a number of important qualifications and exceptions. See “Description of New Notes – Certain Covenants”.

Suspension of Covenants

If on any date following the date of the applicable indenture, the New 2019 Notes and/or New 2022 Notes are rated investment grade by Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services and no default or event of default has occurred and is continuing under the applicable indenture, most of the restrictive covenants as well as our obligation to offer to repurchase the New Notes following certain asset sale events, will be suspended with respect to the applicable series of New Notes. See “Description of New Notes – Changes in Covenants When New Notes Rated Investment Grade”.

Change in Control

Upon certain changes in control, each holder of New Notes may require us to repurchase some or all of its New Notes at a purchase price equal to 101% of the principal amount of the New Notes plus accrued and unpaid interest, if any, to the date of purchase. See “Description of New Notes — Purchase of New Notes at the Option of Holders Upon a Change in Control”.

Form of the New Notes	The New Notes will be issued in book-entry form and will be represented by one or more global securities deposited with a custodian for and registered in the name of a nominee of DTC.

Summary of Material United States Federal Income Tax Considerations

This exchange offer will not be a taxable event for U.S. federal income tax purposes. For a discussion of the material U.S. federal income tax consequences of the exchange offer, see “Summary of Material United States Federal Income Tax Considerations”.

Exchange Agent	Wells Fargo Bank, National Association, the trustee under the indentures governing the Old Notes, is serving as the exchange agent, referred to herein as the “Exchange Agent”.

Resale of New Notes

We believe that the New Notes that will be issued in this exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions.

Consequences of Failure to Exchange

If you do not exchange your Old Notes for New Notes, you will continue to be subject to the restrictions on transfer provided in the Old Notes and in the applicable indenture governing the Old Notes. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the resale of any Old Notes under the Securities Act.

Registration Rights Agreements

You are entitled to exchange your Old Notes for New Notes with substantially identical terms. This exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes and we will not be required to pay additional interest on any Notes pursuant to the registration rights agreements.

We explain this exchange offer in greater detail beginning on page 22.

The New Notes

The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the New Notes.

The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act and, therefore, the New Notes will not be subject to the transfer restrictions and registration rights applicable to the Old Notes. The New Notes will evidence the same debt as the Old Notes and are governed by the same indentures as the Old Notes, as applicable.

Issuer	Mercer International Inc.

Securities Offered	$250,000,000 aggregate principal amount of 7.000% Senior Notes due 2019.

$400,000,000 aggregate principal amount of 7.750% Senior Notes due 2022.

Maturity	December 1, 2019 for the New 2019 Notes.

December 1, 2022 for the New 2022 Notes.

Interest Rate	7.000% per year (calculated using a 360-day year) for the New 2019 Notes.

7.750% per year (calculated using a 360-day year) for the New 2022 Notes.

Interest Payment Dates

Interest on the New Notes will be paid on June 1 and December 1 of each year, beginning on June 1, 2015 (or if any of those days is not a business day, the next succeeding business day without accrual of additional interest as a result of the delay in payment). Interest will accrue from November 26, 2014, the original issue date for the Old Notes.

Use of Proceeds	We will not receive any cash proceeds from this exchange offer.

Risk Factors

You should carefully consider all of the information in this prospectus. In particular, for a discussion of some specific factors that you should consider in evaluating an investment in the New Notes, see “Risk Factors” beginning on page 10 of this prospectus and “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Summary of Consolidated Financial and Operating Information

The following table sets forth summary of consolidated financial and operating information as at and for the periods indicated. The following selected data are qualified in their entirety by, and should be read in conjunction with, “Selected Historical Consolidated Financial Information” included in this prospectus as well as our audited and unaudited consolidated financial statements and the accompanying notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, each of which is incorporated by reference in this prospectus, and the corresponding “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the dates and periods incorporated by reference into this prospectus. Balance sheet data as of December 31, 2011 and as of September 30, 2013 are derived from our audited financial statements for the fiscal year ended December 31, 2012 and our unaudited financial statements for the quarter ended September 30, 2013, respectively, neither of which are included or incorporated by reference in this prospectus. For financial and other data for the quarter and nine months ended September 30, 2014 and the comparative quarter and nine months of the prior year, please refer to the quarterly financial information included in our Form 10-Q for the period ended September 30, 2014 incorporated by reference in this prospectus.

Historical results are not necessarily indicative of the results to be expected for any future periods.

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(in thousands of dollars, other than as otherwise indicated)
Statement of Operations Data
Pulp revenues	$814,947	$737,641	$996,187	$979,770	$1,157,206
Energy and chemical revenues	77,540	68,062	92,198	92,966	94,758

Total revenues	892,487	805,703	1,088,385	1,072,736	1,251,964
Costs and expenses	783,037	780,961	1,056,725	1,009,714	1,097,299
Operating income	109,450	24,742	31,660	63,022	154,665
Interest expense	52,071	51,784	69,156	71,767	82,114
Other income (expense)	(3,484)	142	1,215	(179)	3,625
Income tax benefit (provision)	22,791	(3,207)	(9,196)	(9,379)	968
Net income (loss) attributable to common shareholders(1)	$109,949	$(16,542)	$(26,375)	$(15,670)	$69,699
Balance Sheet Data
Cash and cash equivalents	$239,923	$181,583	$147,728	$137,439	$136,299
Current assets	554,130	501,712	471,773	454,880	484,149
Current liabilities	144,721	199,930	165,499	179,876	163,534
Total assets(1)	1,547,916	1,592,252	1,548,559	1,560,581	1,579,017
Long-term liabilities	928,079	1,036,822	1,034,743	1,012,943	1,047,672
Total equity	475,116	355,500	348,317	367,762	367,811
Other Data
Operating EBITDA(2)	$168,485	$83,105	$110,305	$137,679	$232,617
Pulp production (ADMTs)	1,111,330	1,079,677	1,444,475	1,468,275	1,453,677
Pulp sales volume (ADMTs)	1,125,054	1,081,564	1,440,147	1,473,519	1,427,924
Average pulp sales realizations ($/ADMT)(3)	717	673	683	657	799
Energy production (‘000 MWh)	1,384.5	1,274.4	1,710.2	1,704.1	1,640.4
Surplus Energy sales (‘000 MWh)	606.0	526.6	699.1	710.2	652.1
Average energy sales realizations ($/MWh)	112	110	114	110	124
Net cash from operating activities	$117,817	$59,490	$36,325	$59,115	$154,576
Capital expenditures	$22,135	$38,692	$45,707	$47,203	$52,626

(1)	We do not report the effect of government grants relating to our assets in our income. These grants reduce the cost basis of the assets purchased.

(2)

See “Non-GAAP Financial Measures” for a description of Operating EBITDA, its limitations and why we consider it to be a useful measure. The following table provides a reconciliation of net income (loss) to operating income (loss) and Operating EBITDA on a consolidated basis for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(in thousands)
Net income (loss) attributable to common shareholders	$109,949	$(16,542)	$(26,375)	$(15,670)	$69,699
Net income attributable to noncontrolling interest	7,812	2,365	607	2,179	5,471
Income tax provision (benefit)	(22,791)	3,207	9,196	9,379	(968)
Interest expense	52,071	51,784	69,156	71,767	82,114
(Gain) loss on derivative instruments	(9,224)	(15,930)	(19,709)	(4,812)	1,974
(Gain) loss on settlement of debt	(31,851)	—	—	—	—
Other expense (income)	3,484	(142)	(1,215)	179	(3,625)

Operating income	109,450	24,742	31,660	63,022	154,665
Add: Depreciation and amortization	59,035	58,363	78,645	74,657	77,952

Operating EBITDA	$168,485	$83,105	$110,305	$137,679	$232,617

(3)	Average realized pulp prices for the periods indicated reflect customer discounts and price movements between the order and shipment date.

RISK FACTORS

You should carefully consider the risks described below and the other information in this prospectus or incorporated by reference into this prospectus before deciding whether to tender your Old Notes in this exchange offer. The risks described below are generally applicable to the Old Notes as well as the New Notes. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Our business, financial condition, results of operations and cash flow, could be materially adversely affected by any of these risks.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus or incorporated by reference herein.

Risks Related to the Exchange Offer

If you do not exchange your Old Notes pursuant to this exchange offer, you may not be able to sell your Old Notes.

It may be difficult for you to sell Old Notes that are not exchanged in the exchange offer. Those Old Notes may not be offered or sold unless they are registered or there are exemptions from the registration requirements under the Securities Act and applicable state securities laws.

We will only issue New Notes in exchange for Old Notes that are timely received by the Exchange Agent, together with all required documents, including a properly completed and signed letter of transmittal or properly transferred via back entry in accordance with the procedures described in this prospectus. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the Exchange Agent are required to tell you of any defects or irregularities with respect to your tender of the Old Notes. If you do not tender your Old Notes or if we do not accept some of your Old Notes, those Old Notes will continue to be subject to the transfer and exchange restrictions in:

•	the applicable indenture;

•	the legend on the Old Notes; and

•	the offering memorandum relating to the Old Notes.

The restrictions on transfer of your Old Notes arise because we issued the Old Notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. We do not intend to register the Old Notes under the Securities Act. After the exchange offer is consummated, if you continue to hold any Old Notes, you may have difficulty selling them because there will be fewer Old Notes remaining and the market for such Old Notes, if any, will be much more limited than it is currently. In particular, the trading market for unexchanged Old Notes could become more limited than the existing trading market for the Old Notes and could cease to exist altogether due to the reduction in the amount of the Old Notes remaining upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of such untendered Old Notes.

Risks Related to the Notes

We are a holding company and we are substantially dependent on cash provided by our subsidiaries to meet our debt service obligations under the Notes.

We are a holding company that conducts substantially all of our operations through our subsidiaries. Because we are a holding company and because the Notes are not guaranteed by any of our subsidiaries, the Notes are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of September 30, 2014, as adjusted for the completion of the offering of the Old Notes, the retirement of the 2017 Senior Notes and the repayment in full of the Stendal Loan Facility and the Blue Mill Facility and the drawing of $40.3 million under our revolving credit facilities, the aggregate outstanding liabilities of all our subsidiaries would have been approximately $267.0 million, excluding intercompany amounts and including a total of approximately $62.9 million of indebtedness for borrowed money.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have not guaranteed the Notes and have no obligation to pay any amounts due on the Notes. With limited exceptions, our subsidiaries are not required to provide us with funds for our payment obligations, whether by dividends, distributions or loans. In addition, payments of dividends, distributions, loans or advances by our subsidiaries to Mercer Inc. are subject to certain contractual restrictions. Our revolving credit facilities at our operating subsidiaries, in some cases, require such subsidiaries to comply with certain financial ratios or other conditions before they are permitted to make distributions to us, as described further under “Description of Other Indebtedness”. The loan facilities of our subsidiaries do not contain any express provisions to permit distributions for debt servicing by Mercer Inc. Payments to Mercer Inc. by our subsidiaries will also be contingent upon our subsidiaries’ earnings and other business considerations and by limits on dividends under applicable law.

The Notes will be effectively subordinated to all liabilities of our subsidiaries and are unsecured. We may not have sufficient funds to pay our obligations under the Notes if we encounter financial difficulties.

The Notes are not guaranteed and our subsidiaries have no obligations in respect of the Notes. As a result, the Notes are effectively subordinated to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization involving us or any of our subsidiaries and in certain other events, our assets will be available to pay obligations on the Notes only after all liabilities of our subsidiaries (including trade creditors) have been paid in full. After satisfying these obligations, we may not have sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. In addition, our obligations under the Notes will be effectively subordinated to our secured creditors, to the extent of the value of the assets securing their claims. Our incurrence of additional debt and other liabilities could adversely affect our ability to pay our obligations under the Notes.

Despite our and our subsidiaries’ current levels of indebtedness, we may incur substantially more debt, which could further increase the risks associated with our substantial indebtedness.

Although the indentures that govern the Notes contain, and our existing credit facilities contain, restrictions on the incurrence of additional indebtedness by us and our restricted subsidiaries, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. In addition to amounts that may be borrowed under our existing credit facilities, the indentures that govern the Notes also allow us and our restricted subsidiaries to borrow significant amounts of money from other sources and place no restrictions on borrowings by our unrestricted subsidiaries. Also, these restrictions do not prevent us from incurring obligations that do not constitute ‘‘indebtedness’’ as defined in the relevant agreement. If new debt is added to the current debt levels, the related risks that we now face could intensify.

The agreements governing our indebtedness contain significant restrictions that limit our operating and financial flexibility.

The indentures that govern the Notes and the agreements governing our credit facilities contain covenants that, among other things, limit our ability to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends and make distributions;

•	repurchase stock or repay subordinated indebtedness;

•	make certain investments;

•	transfer, sell or make certain dispositions of assets;

•	incur liens;

•	enter into transactions with affiliates;

•	create dividend or other payment restrictions affecting restricted subsidiaries; and

•	merge, consolidate, amalgamate or sell substantially all of our assets to another person.

In addition, our credit facilities require us to maintain specified financial ratios, and we may be unable to meet such ratios. All of these restrictions may limit our ability to execute our business strategy. Moreover, if operating results fall below current levels, we may be unable to comply with these covenants. If that occurs, our lenders could accelerate our indebtedness, in which case we may not be able to repay all of our indebtedness, and your Notes may not be repaid fully, if at all.

We may not have sufficient funds or may be restricted in our ability to repurchase the Notes upon a change in control.

The indentures that govern the Notes contain provisions that apply to a change in our control. You may require us to repurchase all or any portion of your Notes upon a change in control. We may not have sufficient funds to repurchase the Notes upon a change in control. Our credit facilities limit our subsidiaries’ ability to make cash disbursements to us and future debt agreements may prohibit us from paying the repurchase price. If we are prohibited from repurchasing the Notes, we could seek consent from our lenders to make distributions to repurchase the Notes. If we are unable to obtain consent, we could attempt to refinance the Notes. If we are unable to obtain a consent or refinance, we would be prohibited from repurchasing the Notes. If we are unable to repurchase the Notes upon a change in control, it would result in an event of default under the indentures. An event of default under the indentures could result in a further event of default under our other then-existing debt. In addition, the occurrence of the change in control may be an event of default under our other debt. Our ability to repurchase the Notes in such event may be limited by law, the indentures, or the terms of other agreements relating to our senior indebtedness.

An active or liquid trading market may not develop for the New Notes.

The New Notes will constitute a new issue of securities for which there is no established trading market. We do not intend to apply for listing or quotation of the New Notes on any securities exchange or automated quotation system. We cannot predict whether an active trading market for the New Notes will develop or, if such market develops, how liquid it will be. If an active market for the New Notes fails to develop or to be sustained, the trading price of the New Notes could fall. Even if an active trading market were to develop, the holders could experience difficulty or an inability to resell the New Notes.

The market price of the New Notes may be volatile.

You may not be able to sell your New Notes at a particular time or at a price favorable to you. Future trading prices of the New Notes will depend on many factors, many of which are out of our control. These factors include:

•	the number of holders of the New Notes;

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market;

•	prevailing interest rates and the markets for similar securities; and

•	general economic conditions.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in prices. The market for the New Notes, if any, may be subject to similar disruptions. A disruption may have a negative effect on you as a holder of the New Notes, regardless of our prospects or performance.

An adverse rating of the New Notes may cause their trading price to fall.

If a rating agency rates the New Notes, it may assign a rating that is lower than the rating expected by you. Ratings agencies also may lower ratings on the New Notes or any of our other debt in the future. If rating agencies assign a lower than-expected rating or reduce, or indicate that they may reduce, their ratings of our debt in the future, the trading price of the New Notes could significantly decline.

Certain restrictive covenants in the indentures governing the Notes will be suspended if such Notes achieve investment grade ratings.

Most of the restrictive covenants in the indentures governing the Notes, as well as our obligation to repurchase the Notes following certain asset sale events, will be suspended for so long as such Notes achieve and maintain investment grade ratings from Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services, and no default or event of default has occurred and is continuing. If these restrictive covenants cease to apply, we may take actions, such as incurring additional debt or making certain dividends or distributions that would otherwise be prohibited under the applicable indenture. To the extent the covenants are subsequently reinstated, any such action taken while the covenants were suspended would not result in an event of default under the applicable indenture. Ratings are given by these rating agencies based upon analyses that include many subjective factors. We cannot assure you that either series of Notes will achieve investment grade ratings, nor can we assure you that investment grade ratings, if granted, will reflect all of the factors that would be important to holders of the Notes.

If you are a broker-dealer or participating in a distribution of the New Notes, you may be required to deliver prospectuses and comply with other requirements.

If you tender your Old Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes. If you are a broker-dealer that receives New Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such New Notes.

Risks Related to the Company

Our business is highly cyclical in nature.

The pulp business is highly cyclical in nature and markets are characterized by periods of supply and demand imbalance, which in turn affects prices. Pulp markets are highly competitive and are sensitive to cyclical changes in the global economy, industry capacity and foreign exchange rates, all of which can have a significant influence on selling prices and our operating results. The length and magnitude of industry cycles have varied over time but generally reflect changes in macro-economic conditions and levels of industry capacity. Pulp is a commodity that is generally available from other producers. Because commodity products have few distinguishing qualities from producer to producer, competition is generally based upon price, which is generally determined by supply relative to demand.

Industry capacity can fluctuate as changing industry conditions can influence producers to idle production capacity or permanently close mills. In addition, to avoid substantial cash costs in idling or closing a mill, some producers will choose to operate at a loss, sometimes even a cash loss, which can prolong weak pricing environments due to oversupply. Oversupply of our products can also result from producers introducing new capacity in response to favorable pricing trends. Certain integrated pulp and paper producers have the ability to discontinue paper production by idling their paper machines and selling their NBSK pulp production on the market, if market conditions, prices and trends warrant such actions.

By the end of 2014, the supply of bleached hardwood kraft pulp production is now being projected to increase by approximately 1.3 million ADMTs from the beginning of the year, primarily from South America. This increase in bleached hardwood kraft pulp is largely targeted at the growing demand for pulp in developing markets, particularly in China, by producers of tissues, specialty papers and packaging. If such additional bleached hardwood kraft pulp supply is not absorbed by such demand growth, as a result of generally lower prices for bleached hardwood kraft pulp, this supply increase could put downward pressure on NBSK pulp prices.

Demand for pulp has historically been determined primarily by general global macroeconomic conditions and has been closely tied to overall business activity. NBSK pulp prices can fluctuate widely over time. Between 2000 and 2013, European list prices for NBSK pulp have fluctuated between a low of approximately $447 per ADMT in 2002 to a high of $1,030 per ADMT in 2011.

In the first half of 2011, pulp prices were near record levels but declined sharply in the latter part of the year and into 2012, primarily due to economic uncertainty in Europe and credit tightening in China. Economic uncertainty in Europe and China, respectively, impacted both demand and prices. At the end of 2012, list prices were approximately $810 per ADMT in Europe, $870 per ADMT in North America and $655 per ADMT in China. In 2013, list prices were on average approximately 6% higher than 2012. At the end of 2013, list prices were approximately $905 per ADMT in Europe, $990 per ADMT in North America and $750 per ADMT in China. At the end of the third quarter of 2014, list prices in Europe were approximately $935 per ADMT and in North America and China were approximately $1,030 and $730 per ADMT, respectively.

A producer’s actual sales price realizations are list prices net of customer discounts, rebates and other selling concessions. Over the last three years, these have increased as producers compete for customers and sales. Our sales price realizations are also affected by NBSK price movements between the order and shipment dates.

Accordingly, prices for pulp are driven by many factors outside our control, and we have little influence over the timing and extent of price changes, which are often volatile. Because market conditions beyond our control determine the price for pulp, prices may fall below our cash production costs, requiring us to either incur short-term losses on product sales or cease production at one or more of our mills. Therefore, our profitability depends on managing our cost structure, particularly raw materials which represent a significant component of our operating costs and can fluctuate based upon factors beyond our control. If the prices of our products decline, or if prices for our raw materials increase, or both, our results of operations and cash flows could be materially adversely affected.

Our level of indebtedness could negatively impact our financial condition and results of operations.

As of September 30, 2014, as adjusted for the completion of the offering of the Old Notes, the retirement of the 2017 Senior Notes, the repayment in full of the Stendal Loan Facility and the Blue Mill Facility and the drawing of $40.3 million under our revolving credit facilities, we would have had approximately $712.9 million of indebtedness outstanding. We may also incur additional indebtedness in the future. Our high debt levels may have important consequences for us, including, but not limited to the following:

•

our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes or to fund future operations may not be available on terms favorable to us or at all;

•

a significant amount of our operating cash flow is dedicated to the payment of interest and principal on our indebtedness, thereby diminishing funds that would otherwise be available for our operations and for other purposes;

•	increasing our vulnerability to current and future adverse economic and industry conditions;

•	a substantial decrease in net operating cash flows or increase in our expenses could make it more difficult for us to meet our debt service requirements, which could force us to modify our operations;

•

our leveraged capital structure may place us at a competitive disadvantage by hindering our ability to adjust rapidly to changing market conditions or by making us vulnerable to a downturn in our business or the economy in general;

•	causing us to offer debt or equity securities on terms that may not be favorable to us or our shareholders;

•	limiting our flexibility in planning for, or reacting to, changes and opportunities in our business and our industry; and

•	our level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay the principal or interest due in respect of our indebtedness.

The indentures that will govern our New Notes and our bank credit facilities contain restrictive covenants which impose operating and other restrictions on us and our subsidiaries. These restrictions will affect, and in many respects will limit or prohibit, our ability to, among other things, incur or guarantee additional indebtedness, pay dividends or make distributions on capital stock or redeem or repurchase capital stock, make investments or acquisitions, create liens and enter into mergers, consolidations or transactions with affiliates. The terms of our indebtedness also restrict our ability to sell certain assets, apply the proceeds of such sales and reinvest in our business.

Certain of the agreements governing our indebtedness have covenants that require us to maintain prescribed financial ratios and tests. Failure to comply with such covenants could result in events of default and could have a material adverse effect on our liquidity, results of operations and financial condition.

Our ability to repay or refinance our indebtedness will depend on our future financial and operating performance. Our performance, in turn, will be subject to prevailing economic and competitive conditions, as well as financial, business, legislative, regulatory, industry and other factors, many of which are beyond our control. Our ability to meet our future debt service and other obligations may depend in significant part on the extent to which we can implement successfully our business strategy. We cannot assure you that we will be able to implement our strategy fully or that the anticipated results of our strategy will be realized. Over the next several years, we will require financing to refinance maturing debt obligations (unless extended), and such refinancing may not be available on favorable terms or at all.

A weakening of the global economy could adversely affect our business and financial results and have a material adverse effect on our liquidity and capital resources.

Principally, as pulp demand has historically been determined by general global macroeconomic activities, demand and prices for our product have historically decreased substantially during economic slowdowns. For example, economic weakness in Europe since the 2008 global financial crisis has adversely affected demand for pulp. Additionally, restricted credit availability restrains our customers’ ability or willingness to purchase our products resulting in lower revenues. Depending on their severity and duration, the effects and consequences of a global economic downturn could have a material adverse effect on our liquidity and capital resources, including our ability to raise capital, if needed, and otherwise negatively impact our business and financial results.

Cyclical fluctuations in the price and supply of our raw materials could adversely affect our business.

Our main raw material is fiber in the form of wood chips and pulp logs. Such fiber is cyclical in terms of both price and supply. The cost of wood chips and pulp logs is primarily affected by the supply and demand for lumber. Demand for these raw materials is generally determined by the volume of pulp and paper products produced globally and regionally. Since 2006, generally higher energy prices and a focus on, and governmental initiatives related to, “green” or renewable energy have led to an increase in renewable energy projects in Europe, including Germany. Demand for wood residuals from such energy producers, combined with lower harvesting rates, has generally put upward pressure on prices for wood residuals, such as wood chips, in Germany and its neighboring countries. This has resulted in higher fiber costs for our German mills and such trend could continue to put further upward pressure on wood chip prices.

Similarly, North American sawmill activity declined significantly during the recession, reducing the supply of chips and availability of pulp logs to our Celgar mill. Additionally, North American energy producers are exploring the viability of renewable energy initiatives and governmental initiatives in this field are increasing, all of which could lead to higher demand for sawmill residual fiber, including chips. The cyclical nature of pricing for these raw materials represents a potential risk to our profit margins if pulp producers are unable to pass along price increases to their customers or we cannot offset such costs through higher prices for our surplus energy.

We do not own any timberlands or have any material long-term governmental timber concessions and we currently have few long-term fiber contracts at our German operations. Raw materials are available from a number of suppliers and we have not historically experienced material supply interruptions or substantial sustained price increases. However, our requirements have increased and may continue to do so as we expand capacity through capital projects or other efficiency measures at our mills. As a result, we may not be able to purchase sufficient quantities of these raw materials to meet our production requirements at prices acceptable to us during times of tight supply. In addition, the quantity, quality and price of fiber we receive could be affected as a result of industrial disputes, material curtailments or shut-down of operations by suppliers, government orders and legislation (including new taxes or tariffs), weather conditions, acts of God and other events beyond our control. An insufficient supply of fiber or reduction in the quality of fiber we receive would materially adversely affect our business, financial condition, results of operations and cash flow. In addition to the supply of wood fiber, we are dependent on the supply of certain chemicals and other inputs used in our production facilities. Any disruption in the supply of these chemicals or other inputs could affect our ability to meet customer demand in a timely manner and could harm our reputation. Any material increase in the cost of these chemicals or other inputs could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We operate in highly competitive markets.

We sell our pulp globally, with a large percentage sold in Europe, North America and Asia. The markets for pulp are highly competitive. A number of other global companies compete in each of these markets and no company holds a dominant position. Our pulp is considered a commodity because many companies produce similar and largely standardized products. As a result, the primary basis for competition in our markets has been price. Many of our competitors have greater resources and lower leverage than we do and may be able to adapt more quickly to industry or market changes or devote greater resources to the sale of products than we can. There can be no assurance that we will continue to be competitive in the future. Prices for our products are affected by many factors outside of our control and we have no influence over the timing and extent of price changes, which are often volatile. Our profitability with respect to these products depends, in part, on managing our costs, particularly raw material and energy costs which represent significant components of our operating costs and can fluctuate based upon factors beyond our control.

The global pulp market has historically been characterized by considerable swings in prices which have and will result in variability in our earnings. Prices are typically denominated in U.S. dollars.

We are exposed to currency exchange rate and interest rate fluctuations.

Most of our operating costs and expenses, other than those of the Celgar mill, are incurred in Euros while the majority of our sales are in products quoted in U.S. dollars. In addition, the Celgar mill costs are primarily incurred in Canadian dollars and the pulp sold by the Celgar mill is quoted in U.S. dollars. Our results of operations and financial condition are reported in U.S. dollars. As a result, our expenses are adversely affected by a decrease in the value of the U.S. dollar relative to the Euro and to the Canadian dollar. Such shifts in currencies relative to the Euro and the Canadian dollar reduce our operating margins and the cash flow available to fund our operations and to service our debt. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Interest on borrowings under the revolving working capital facilities for our three mills are at “floating” rates. As a result, increases in interest rates will increase our costs of borrowing and reduce our operating margins.

We use derivatives to manage certain risk which has caused significant fluctuations in our operating results.

In 2002, Stendal entered into variable-to-fixed interest rate swaps to fix interest payments under the Stendal Loan Facility, which for several years prevented Stendal from benefiting from the general decline in interest rates that ensued. Because we effectively fixed the rate on our Stendal Loan Facility, the value of our derivative position moves inversely to interest rates. Such swaps were left in place after the repayment in full of the Stendal Loan Facility.

We record unrealized gains or losses on our derivative instruments when they are marked to market at the end of each reporting period and realized gains or losses on them when they are settled. These unrealized and realized gains and losses can materially impact our operating results for any reporting period.

If any of the variety of instruments and strategies we utilize are not effective, we may incur losses which may have a materially adverse effect on our business, financial condition, results of operations and cash flow. The purpose of our derivative activity may also be considered speculative in nature; we do not use these instruments with respect to any pre-set percentage of revenues or other formula, but either to augment our potential gains or reduce our potential losses depending on our perception of future economic events and developments.

We are subject to extensive environmental regulation and we could have environmental liabilities at our facilities.

Our operations are subject to numerous environmental laws and regulations as well as permits, guidelines and policies. These laws, regulations, permits, guidelines and policies govern, among other things:

•	unlawful discharges to land, air, water and sewers;

•	waste collection, storage, transportation and disposal;

•	hazardous waste;

•	dangerous goods and hazardous materials and the collection, storage, transportation and disposal of such substances;

•	the clean-up of unlawful discharges;

•	land use planning;

•	municipal zoning; and

•	employee health and safety.

In addition, as a result of our operations, we may be subject to remediation, clean-up or other administrative orders or amendments to our operating permits, and we may be involved from time to time in administrative and judicial proceedings or inquiries. Future orders, proceedings or inquiries could have a material adverse effect on our business, financial condition and results of operations. Environmental laws and land use laws and regulations are constantly changing. New regulations or the increased enforcement of existing laws could have a material adverse effect on our business and financial condition. In addition, compliance with regulatory requirements is expensive, at times requiring the replacement, enhancement or modification of equipment, facilities or operations. There can be no assurance that we will be able to maintain our profitability by offsetting any increased costs of complying with future regulatory requirements.

We are subject to liability for environmental damage at the facilities that we own or operate, including damage to neighboring landowners, residents or employees, particularly as a result of the contamination of soil, groundwater or surface water and especially drinking water. The costs of such liabilities can be substantial. Our potential liability may include damages resulting from conditions existing before we purchased or operated these facilities. We may also be subject to liability for any offsite environmental contamination caused by pollutants or hazardous substances that we or our predecessors arranged to transport, treat or dispose of at other locations. In addition, we may be held legally responsible for liabilities as a successor owner of businesses that we acquire or have acquired. Except for Stendal, our facilities have been operating for decades and we have not done invasive testing to determine whether or to what extent any such environmental contamination exists. As a result, these businesses may have liabilities for conditions that we discover or that become apparent, including liabilities arising from non-compliance with environmental laws by prior owners. Because of the limited availability of insurance coverage for environmental liability, any substantial liability for environmental damage could materially adversely affect our results of operations and financial condition.

Enactment of new environmental laws or regulations or changes in existing laws or regulations might require significant capital expenditures. We may be unable to generate sufficient funds or access other sources of capital to fund unforeseen environmental liabilities or expenditures.

Our business is subject to risks associated with climate change and social and government responses thereto.

Currently, there are differing scientific studies and opinions relating to the severity, extent and speed at which climate change is or may be occurring around the world. As a result, we are currently unable to identify and predict all of the specific consequences of climate change on our business and operations.

To date, the potential and/or perceived effects of climate change and social and government responses to it have created both opportunities, such as enhanced sales of surplus “green” energy, and risks for our business.

In Germany, government and social focus on and demand for “carbon neutral” or “green” energy has created greater demand and competition for the wood residuals or fiber that is consumed by our pulp mills as part of their production process. This has helped drive up the cost of fiber for German mills. In addition, further or new governmental initiatives or legislation may also increase both the demand and prices for wood residuals. As governments pursue green energy initiatives, they may implement financial, tax, pricing or other legislated incentives for renewable energy producers that “cannibalize” or materially adversely affect fiber supplies for existing traditional users, such as lumber and pulp and paper producers.

Such additional demand for wood residuals and/or governmental initiatives may materially increase the competition and prices for wood residuals over time. This could increase our fiber costs and/or restrict our ability to acquire fiber at competitive prices or at all during times of shortages. If our fiber costs increase and we cannot pass on these costs to our customers or offset them through higher prices for our sales of surplus energy, it will negatively affect our operating margins, results of operations and financial position. If we cannot obtain the fiber required to operate our mills, we may have to curtail and/or shut down production. This could have a material adverse effect on operations, financial results and financial position.

Other potential risks to our business from climate change include:

•	a greater susceptibility of northern softwood forest to disease, fire and insect infestation, which could diminish fiber availability;

•	the disruption of transportation systems and power supply lines due to more severe storms;

•	the loss of water transportation for logs due to lower water levels;

•	decreases in quantity and quality of processed water for our mill operations;

•	the loss of northern softwood boreal forests in areas in sufficient proximity to our mills to competitively acquire fiber; and

•	lower harvest levels decreasing the supply of harvestable timber and, as a consequence, wood residuals.

The occurrence of some or all of these events could have a material adverse effect on our operations and/or financial results.

Our new ERP system may cost more than expected, be delayed, fail to perform as planned or interrupt operational transactions during and following the implementation, which could adversely affect our operations and results of operations.

In January 2014, we commenced the implementation of a new ERP solution to replace our existing business software applications at a total estimated cost of $12.0 million. The project is designed to be completed in stages over the next three years. Such projects are inherently complex, resource intensive and lengthy. As a result, we could experience unplanned or unforeseen issues that could adversely affect the project, our business and/or our results of operations, including:

•	costs of implementation that materially exceed our expectation;

•	delays in the go-live of one or more of the stages of the project, resulting in additional costs or time for completion;

•	errors in implementation resulting in errors in the commencement or reporting of business transactions;

•	failure in the deliverables of our key partners, suppliers and implementation advisors, resulting in an inferior product, reduced business efficacy and the project not providing expected benefits;

•	deficiencies in the training of employees in the use of the new solution, resulting in errors in the recording of data or transactions, leading to delays in input deliveries and production impairment;

•	a control failure during or post implementation, which may result in a material weakness in our internal controls over financial reporting; and

•	other implementation issues leading to delays and impacts on our business.

Our operations require substantial capital and we may be unable to maintain adequate capital resources to provide for all of our capital requirements.

Our business is capital intensive and requires that we regularly incur capital expenditures to maintain our equipment, improve efficiencies and, as a result of changes to environmental regulations that require capital expenditures, bring our operations into compliance with such regulations. In addition, our senior management and board of directors may approve projects in the future that will require significant capital expenditures. Increased capital expenditures could have a material adverse effect on our cash flow and our ability to satisfy our debt obligations. If our available cash resources and cash generated from operations are not sufficient to fund our operating needs and capital expenditures, we would have to obtain additional funds from borrowings or other available sources or reduce or delay our capital expenditures. The global financial crisis in 2008 adversely affected global credit conditions, caused a downturn in the global economy and resulted in a significant tightening in the credit markets and the overall availability of credit. Our indebtedness could adversely affect our financial health, limit our operations or impair our ability to raise additional capital. If this occurs, we may not be able to obtain additional funds on favorable terms or at all. If we cannot maintain or upgrade our equipment as may be required from time to time, we may become unable to manufacture products that compete effectively. An inability to make required capital expenditures in a timely fashion could have a material adverse effect on our growth, business, financial condition or results of operations.

Future acquisitions may result in additional risks and uncertainties in our business.

In order to grow our business, we may seek to acquire additional assets or companies. Our ability to pursue selective and accretive acquisitions will be dependent on management’s ability to identify, acquire, and develop suitable acquisition targets in both new and existing markets, but, in certain circumstances, acceptable acquisition targets might not be available. In pursuing acquisition and investment opportunities, we face competition from other companies having similar growth strategies, many of which may have substantially greater resources than us. Competition for these acquisitions or investment targets could result in increased acquisition or investment prices, higher risks and a diminished pool of businesses or assets available for acquisition.

Acquisitions also frequently result in recording of goodwill and other intangible assets, which are subject to potential impairments in the future that could have a material adverse effect on our operating results. Furthermore, the costs of integrating acquired businesses (including restructuring charges associated with the acquisitions, as well as other acquisition costs, such as accounting fees, legal fees and investment banking fees) could significantly impact our operating results.

Although we perform diligence on the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses. We may not be able to ascertain the value or understand the potential liabilities of the acquired businesses and their operations until we assume operating control of the assets and operations of these businesses.

Furthermore, any future acquisitions of businesses or facilities could entail a number of risks, including:

•	problems with the effective integration of operations;

•	inability to maintain key pre-acquisition business relationships;

•	increased operating costs;

•	exposure to substantial unanticipated liabilities; and

•	difficulties in realizing projected efficiencies, synergies and cost savings.

In addition, geographic and other expansions, acquisitions or joint ventures may require significant managerial attention, which may be diverted from our other operations. If we are unsuccessful in overcoming these risks, our business, financial condition or results of operations could be materially and adversely affected.

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and have an adverse effect on the market price of our securities.

Credit rating agencies rate our debt securities on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing the company on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or placing us on a watch list for possible future downgrading could limit our access to the credit markets, increase our cost of financing and have an adverse effect on the market price of our securities, including the New Notes.

We are subject to risks related to our employees.

The majority of our employees are unionized and we have collective agreements in place with our employees at all of our mills. Although we have not experienced any work stoppages in the past, there can be no assurance that we will be able to negotiate acceptable collective agreements or other satisfactory arrangements with our employees upon the expiration of our collective agreements. This could result in a strike or work stoppage by the affected workers. The registration or renewal of the collective agreements or the outcome of our wage negotiations could result in higher wages or benefits paid to union members. Accordingly, we could experience a significant disruption of our operations or higher on-going labor costs, which could have a material adverse effect on our business, financial condition, results of operations and cash flow. In addition, whenever we seek to reduce workforce at any of our mills, the affected mill’s labor force could seek to hinder or delay such actions, we could incur material severance or other costs, and our operations could be disrupted.

We rely on government grants and guarantees and participate in European statutory programs.

We currently benefit from a subsidized capital expenditure program and lower cost of financing as a result of German federal and state government grants and guarantees at our Stendal mill. Should either the German federal or state governments be prohibited from honoring legislative grants and guarantees at Stendal, or should we be required to repay any such legislative grants, this may have a material adverse effect on our business, financial condition, results of operations and cash flow.

Since 2005, our German mills have benefited from sales of emission allowances under the European Union Carbon Emissions Trading Scheme, referred to as “EU ETS”. Since our German mills receive stipulated special tariffs under the Renewable Energy Act, the amount of emissions allowances granted to our German mills under the EU ETS has been reduced. Additionally, such emission allowances are subject to statutory amendment or change in the future.

In 2014, in response to an investigation by the European Commission into whether portions of the Renewable Energy Act constituted unpermitted state aid, the German government amended the Renewable Energy Act. As a result of such amendment, our operations at Rosenthal and Stendal are grand-fathered under a program which (i) allows the Rosenthal and Stendal mills, as “existing installations”, to continue to sell green energy into the market at stipulated prices or “tariffs” and (ii) provides an exemption from certain tariffs on consumption of our own energy that we generate, or “auto-generation”. The grand-fathering of the auto-generation tariff exemption under the Renewable Energy Act is set to be re-considered in 2017. Our costs of energy for our operations in Germany could increase in the event of any of the following: (a) the auto-generation tariff exemption is removed or reduced in the future, (b) our auto-generation is no longer grand-fathered under the Renewable Energy Act or (c) we acquire or develop new operations that do not benefit from the auto-generation tariff exemption. Additionally, if the stipulated tariffs for energy currently sold by our mills are reduced or we acquire or develop new operations that are not entitled to the same favorable pricing, our energy sales in Germany may not be as profitable. Any of the foregoing situations or any combination of them could have a material adverse effect on our results of operations.

We are dependent on key personnel.

Our future success depends, to a large extent, on the efforts and abilities of our executive and senior mill operating officers. Such officers are industry professionals many of whom have operated through multiple business cycles. Our officers play an integral role in, among other things:

•	sales and marketing;

•	reducing operating costs;

•	identifying capital projects which provide a high rate of return; and

•	prioritizing expenditures and maintaining employee relations.

The loss of one or more of our officers could make us less competitive in these areas which could materially adversely affect our business, financial condition, results of operations and cash flows. We do not maintain any key person life insurance for any of our executive or senior mill operating officers.

We may experience material disruptions to our production.

A material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our pulp and energy sales and/or negatively impact our results of operations. Any of our mills could cease operations unexpectedly due to a number of events, including:

•	unscheduled maintenance outages;

•	prolonged power failures;

•	equipment failure;

•	employee errors or failures;

•	design error or employee or contractor error;

•	chemical spill or release;

•	explosion of a boiler;

•	disruptions in the transportation infrastructure, including roads, bridges, railway tracks, tunnels, canals and ports;

•	fires, floods, earthquakes or other natural catastrophes;

•	prolonged supply disruption of major inputs;

•	labor difficulties;

•	capital projects that require temporary cost increases or curtailment of production; and

•	other operational problems.

Any such downtime or facility damage could prevent us from meeting customer demand for our products and/or require us to make unplanned capital expenditures. If any of our facilities were to incur significant downtime, our ability to meet our production capacity targets and satisfy customer requirements would be impaired and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If our long-lived assets become impaired, we may be required to record non-cash impairment charges that could have a material impact on our results of operations.

We review the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Should the markets for our products deteriorate or should we decide to invest capital differently or should other cash flow assumptions change, it is possible that we will be required to record non-cash impairment charges in the future that could have a material adverse effect on our results of operations.

We may incur losses as a result of unforeseen or catastrophic events, including the emergence of a pandemic, terrorist attacks or natural disasters.

The occurrence of unforeseen or catastrophic events, including the emergence of a pandemic or other widespread health emergency (or concerns over the possibility of such an emergency), terrorist attacks or natural disasters, could create economic and financial disruptions and could lead to operational difficulties (including travel limitations) that could impair our ability to manage or operate our business and adversely affect our results of operations.

Our insurance coverage may not be adequate.

We have obtained insurance coverage that we believe would ordinarily be maintained by an operator of facilities similar to our mills. Our insurance is subject to various limits and exclusions. Damage or destruction to our facilities could result in claims that are excluded by, or exceed the limits of, our insurance coverage. Additionally, the weak global and financial markets have also reduced the availability and extent of credit insurance for our customers. If we cannot obtain adequate credit insurance for our customers, we may be forced to amend or curtail our planned operations which could negatively impact our sales revenues, results of operations and financial position.

We rely on third parties for transportation services.

Our business primarily relies upon third parties for the transportation of pulp to our customers, as well as for the delivery of our raw materials to our mills. Our pulp and raw materials are principally transported by truck, barge, rail and sea-going vessels, all of which are highly regulated. Increases in transportation rates can also materially adversely affect our results of operations.

Further, if our transportation providers fail to deliver our pulp in a timely manner, it could negatively impact our customer relationships and we may be unable to sell it at full value. If our transportation providers fail to deliver our raw materials in a timely fashion, we may be unable to manufacture pulp in response to customer orders. Also, if any of our transportation providers were to cease operations, we may be unable to replace them at a reasonable cost. The occurrence of any of the foregoing events could materially adversely affect our results of operations.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We issued $250,000,000 of the Old 2019 Notes and $400,000,000 of the Old 2022 Notes on November 26, 2014 to Credit Suisse Securities (USA) LLC, Barclays Capital Inc., RBC Capital Markets, LLC, Macquarie Capital (USA) Inc. and Raymond James & Associates, Inc., collectively referred to as the “Initial Purchasers”, pursuant to a purchase agreement. The Initial Purchasers subsequently sold the Old Notes to “qualified institutional buyers”, as defined in Rule 144A under the Securities Act, in reliance on Rule 144A and outside the United States to non-U.S. persons in accordance with Regulation S of the Securities Act. As a condition to the sale of the Old Notes, we entered into registration rights agreements with the Initial Purchasers on November 26, 2014, referred to as the “Registration Rights Agreements”. Pursuant to the Registration Rights Agreements, we agreed that we would:

1.	use commercially reasonable efforts to file an exchange offer registration statement with the SEC and have it declared effective by the SEC on or before 240 days after November 26, 2014;

2.	keep the exchange offer open for a period of not less than the minimum period required under applicable law, but in no event for less than 20 business days; and

3.	upon the effectiveness of an exchange offer registration statement, commence an exchange offer and issue the New Notes for all Old Notes tendered in such exchange offer.

Copies of each of the Registration Rights Agreements are filed as exhibits to the registration statement of which this prospectus forms a part.

Registration of the New Notes

We are registering the New Notes under the Securities Act in reliance on the SEC staff’s position in the following no-action letters: Exxon Capital Holdings Corporation (available May 13, 1988), referred to as the “Exxon Capital Letter”, Morgan Stanley & Co. Incorporated (available June 5, 1991), and Shearman & Sterling (available July 2, 1993). We, nor any of our affiliates, have not entered into any arrangement or understanding with any person (including any broker-dealer) to distribute the New Notes and, to the best of our information and belief, each person participating in the exchange offer is acquiring the New Notes in the ordinary course of its business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the exchange offer.

Any person (including broker-dealers) using the exchange offer to participate in a distribution of the New Notes to be acquired in the exchange offer (a) may not rely on the SEC staff’s position in the Exxon Capital Letter or interpretive letters to similar effect and (b) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Resales of the New Notes

Under existing SEC interpretations, the New Notes would generally be freely transferable after this exchange offer without further registration under the Securities Act, except that broker-dealers receiving the New Notes in this exchange offer will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in interpretative letters issued to other issuers in exchange offers like this one. We have not, however, asked the SEC to consider this particular exchange offer in the context of an interpretative letter. Therefore, the SEC might not treat this exchange offer in the same way it has treated other exchange offers in the past. You will be relying on the interpretative letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. You will be allowed to resell New Notes to the public without further registration under the Securities Act and without delivering to purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the New Notes. However, the foregoing does not apply to you if you are: a broker-dealer who purchased the Old Notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or you are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must deliver a prospectus in connection with any resale of the New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of the New Notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of New Notes received in exchange for Old Notes which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer any and all outstanding Old Notes validly tendered and not withdrawn before the Expiration Date. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes surrendered pursuant to this exchange offer. You may tender Old Notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted.

The form and terms of the New Notes will be substantially identical in all material respects to the form and terms of the Old Notes except that:

•	we will register the New Notes under the Securities Act and, therefore, the New Notes will not bear legends restricting their transfer; and

•

holders of the New Notes will not be entitled to any of the rights of holders of Old Notes under the Registration Rights Agreements, which rights will generally terminate upon the completion of this exchange offer.

The New 2019 Notes will evidence the same debt as the Old 2019 Notes and will be issued under the same indenture, so the New 2019 Notes and the Old 2019 Notes will be treated as a single class of debt securities under such indenture. The New 2022 Notes will evidence the same debt as the Old 2022 Notes and will be issued under the same indenture, so the New 2022 Notes and the Old 2022 Notes will be treated as a single class of debt securities under such indenture. For a description of the indentures, see “Description of New Notes”.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding Old Notes being tendered for exchange.

As of the date of this prospectus, $250,000,000 in aggregate principal amount of the Old 2019 Notes and $400,000,000 in aggregate principal amount of the Old 2022 Notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only registered holders of the Old Notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the applicable indentures, may participate in this exchange offer. We will not set a fixed record date for determining registered holders of the Old Notes entitled to participate in this exchange offer.

You do not have any appraisal or dissenters’ rights under the indenture in connection with this exchange offer. We intend to conduct this exchange offer in accordance with the provisions of the Registration Rights Agreements and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act”, and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Old Notes when, as and if we had given oral or written notice of acceptance to the Exchange Agent. The Exchange Agent will act as your agent for the purposes of receiving the New Notes from us.

If you tender Old Notes in this exchange offer you will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Old Notes pursuant to this exchange offer. We will pay all charges and expenses, other than the applicable taxes described below under “—Fees and Expenses”, in connection with this exchange offer.

Expiration Date; Extensions; Amendments

The term “Expiration Date” will mean 5:00 p.m., New York City time on March 6, 2015, unless we, in our sole discretion, extend this exchange offer, in which case the term “Expiration Date” will mean the latest date and time to which we extend this exchange offer.

To extend this exchange offer, we will notify the Exchange Agent and each registered holder of any extension in writing by a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The notice of extension will disclose the aggregate principal amount of the Old Notes that have been tendered as of the date of such notice.

We reserve the right, in our reasonable discretion:

•	to delay accepting any Old Notes due to an extension of this exchange offer; or

•	if any conditions listed below under “—Conditions” are not satisfied, to terminate this exchange offer,

in each case by giving written notice of the delay, extension or termination to the Exchange Agent and by press release or public announcement.

We will follow any delay in acceptance, extension or termination as promptly as practicable by written notice to the registered holders by a press release or other public announcement. If we amend this exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend this exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if this exchange offer would otherwise expire during the five to ten business day period.

Interest on the New Notes

The New Notes will bear interest at the same rate and on the same terms as the Old Notes. Consequently, the New 2019 Notes will bear interest at a rate equal to 7.000% per annum (calculated using a 360-day year) and the New 2022 Notes will bear interest at a rate equal to 7.750% per annum (calculated using a 360-day year). Interest on the New Notes will be payable semi-annually on each June 1 and December 1.

You will receive interest on June 1, 2015 from the date of the initial issuance of the New Notes, plus an amount equal to the accrued interest on the Old Notes from November 26, 2014 to the date of exchange. We will deem the right to receive any interest accrued on the Old Notes waived by you if we accept your Old Notes for exchange.

Procedures for Tendering

If you are a DTC, Euroclear Bank S.A./N.V. (as operator of the Euroclear system, (“Euroclear”) or Clearstream Banking Luxembourg (“Clearstream”) participant that has Old Notes which are credited to your DTC, Euroclear or Clearstream account by book-entry and which are held of record by DTC’s nominee, you may tender your Old Notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC, Euroclear and Clearstream participants with Old Notes credited to their accounts. If you are not a DTC, Euroclear or Clearstream participant, you may tender your Old Notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC, Euroclear or Clearstream participant, as the case may be.

To tender Old Notes in this exchange offer, you must:

•	comply with DTC’s ATOP procedures described below; and

•

the Exchange Agent must receive a timely confirmation of a book-entry transfer of the Old Notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted agent’s message, before the Expiration Date.

Participants in DTC’s ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the Old Notes to the Exchange Agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message to the Exchange Agent. With respect to the exchange of the Old Notes, the term “agent’s message” means a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its ATOP that is tendering Old Notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal; and

•	the Company may enforce the agreement against such participant.

Participants in Euroclear’s or Clearstream’s book-entry transfer facility system must electronically transmit their acceptance of the exchange to Euroclear or Clearstream. The receipt of such electronic acceptance instruction by Euroclear or Clearstream will be acknowledged in accordance with the standard practices of such book-entry transfer facility and will result in the blocking of such Old Notes in that book-entry transfer facility. By blocking such Old Notes in the relevant book-entry transfer facility, each holder of Old Notes will be deemed to consent to have the relevant book-entry transfer facility provide details concerning such holder’s identity to the Exchange Agent. The receipt of an electronic instruction by Euroclear or Clearstream shall mean:

•

Euroclear or Clearstream, as applicable, has received an express acknowledgment from a participant in Euroclear or Clearstream, as the case may be, that such participant is tendering Old Notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal; and

•	the Company may enforce the agreement against such participant.

Your tender, if not properly withdrawn before the Expiration Date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and the related letter of transmittal.

DTC, Euroclear and Clearstream are collectively referred to herein as the “book-entry transfer facilities” and, individually as a “book-entry transfer facility”.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Old Notes, which determination will be final and binding. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of this exchange offer will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of Old Notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of Old Notes, neither we, the Exchange Agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of Old Notes to have been made until you cure the defects or irregularities.

While we have no present plan to acquire any Old Notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any Old Notes that are not tendered in this exchange offer, we reserve the right in our sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date. We also reserve the right to terminate this exchange offer, as described below under “—Conditions”, and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of this exchange offer.

If you wish to tender Old Notes in exchange for New Notes in this exchange offer, we will require you to represent that:

•	you own the Old Notes and are entitled to tender such notes and will continue to own the Old Notes and be so entitled to tender such notes until the Old Notes are exchanged in this exchange offer;

•

you acknowledge that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of yours shall be binding upon your successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, your death or incapacity (if an individual) or dissolution (if an entity);

•

you will, upon request, execute and deliver any documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the sale, exchange, assignment and transfer of the Old Notes or to transfer ownership of such notes on the account books maintained by DTC;

•

you have full power and authority to tender, exchange, assign and transfer the Old Notes and that when such notes are accepted for exchange by the Company, the Old Notes will be transferred by you with full title guarantee free from all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right, together with all rights attached thereto;

•	you are not an “affiliate” of ours within the meaning of Rule 405 promulgated under the Securities Act;

•	you will acquire any New Notes in the ordinary course of your business;

•	you satisfy specific requirements of your state’s security regulations;

•	you do not have an arrangement or understanding with any person to participate in the distribution of the New Notes;

•	at the time of completion of this exchange offer, you are not engaged in, and do not intend to engage in, a distribution of the New Notes; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

You will be deemed to make such representations and those contained in the related letter of transmittal by tendering Old Notes in this exchange offer. In addition, in connection with the resale of New Notes, any participating broker-dealer who acquired the Old Notes for its own account as a result of market-making or other trading activities acknowledges that it must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the New Notes, other than a resale of an unsold allotment from the original sale of the notes, with this prospectus.

Return of Old Notes

If we do not accept any tendered Old Notes for any reason described in the terms and conditions of this exchange offer or if you withdraw or submit Old Notes for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged Old Notes without expense to you as promptly as practicable by crediting the Old Notes to your account maintained with DTC as promptly as practicable.

Book Entry Transfer

The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of this exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s system may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer.

In all cases, we will issue New Notes for Old Notes that we have accepted for exchange under this exchange offer only after the Exchange Agent timely receives:

•	a confirmation of book-entry transfer of your Old Notes into the Exchange Agent’s account at DTC; and

•	a properly transmitted agent’s message.

If we do not accept any tendered Old Notes for any reason set forth in the terms of this exchange offer, we will credit the non-exchanged Old Notes to your account maintained at DTC.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of Old Notes at any time before 5:00 p.m., New York City time, on the Expiration Date.

To withdraw a tender of Old Notes in this exchange offer, the holder must cause to be transmitted to the Exchange Agent an agent’s message, on or before 5:00 p.m., New York City time, on the Expiration Date. In addition, the Exchange Agent must receive a timely confirmation of book-entry transfer of the Old Notes out of the Exchange Agent’s account at DTC under the procedure for book-entry transfer described herein, on or before 5:00 p.m., New York City time, on the Expiration Date.

We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. We will not deem any properly withdrawn Old Notes to have been validly tendered for purposes of this exchange offer, and we will not issue New Notes with respect to those Old Notes, unless you validly retender the withdrawn Old Notes. You may retender properly withdrawn Old Notes by following the procedures described above under “—Procedures for Tendering” at any time before 5:00 p.m., New York City time, on the Expiration Date.

Conditions

Notwithstanding any other term of this exchange offer, we will not be required to accept for exchange, or exchange the New Notes for, any Old Notes, and may terminate this exchange offer as provided in this prospectus before the acceptance of the Old Notes, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.

If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any Old Notes and return all tendered Old Notes to you;

•	extend this exchange offer and retain all Old Notes tendered before this exchange offer expires, subject, however, to your rights to withdraw the Old Notes; or

•	waive the unsatisfied conditions with respect to this exchange offer and accept all properly tendered Old Notes that have not been withdrawn.

If the waiver constitutes a material change to this exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the Old Notes, and we will extend this exchange offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to 10 business day period.

Termination of Rights

All of your rights under the Registration Rights Agreements will terminate upon consummation of this exchange offer except with respect to our continuing obligations:

•	to indemnify you and parties related to you against liabilities, including liabilities under the Securities Act; and

•	to provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act to permit resales of the Old Notes pursuant to Rule 144A.

Shelf Registration

If:

1.	we are not permitted to consummate this exchange offer because this exchange offer is not permitted by applicable law or SEC policy; or

2.	for any reason this exchange offer is not consummated within the time period required in the Registration Rights Agreements; or

3.	any holder of an Entitled Security (defined below) notifies us in writing that:

A.	such holder is not permitted by law or SEC policy to participate in this exchange offer,

B.

such holder is not permitted to resell the New Notes acquired by it in this exchange offer to the public without delivering a prospectus and this prospectus is not available for resales by the holder, or

C.	such holder is a broker-dealer and holds Old Notes acquired directly from us or any of our affiliates,

we will file with the SEC a shelf registration statement to cover resales of the Old Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with such shelf registration statement.

For purposes of the preceding, “Entitled Security” means each Old Note until:

1.	the date on which such note has been exchanged by a person other than a broker-dealer for a New Note in this exchange offer;

2.

following the exchange by a broker-dealer in this exchange offer of an Old Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus contained in this exchange offer registration statement;

3.	the date on which such private note has been registered under the Securities Act and disposed of in accordance with a shelf registration statement; or

4.

the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act, provided that a note will not cease to be an Entitled Security for the purposes of this exchange offer by virtue of this clause.

Additional Interest

If:

1.	we fail to file any of the registration statements required by the Registration Rights Agreements on or before the date specified for such filing;

2.	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

3.	this exchange offer has not been consummated on or prior to the date specified in the Registration Rights Agreements for such consummation; or

4.

the shelf registration statement or the exchange offer registration statement is declared effective but ceases to be effective (other than for a suspension period prescribed in the Registration Rights Agreements) without being succeeded within five (5) business days by a post-effective amendment to such registration statement that is itself declared effective (each such event referred to in clauses (1) through (4) above, referred to as a “Registration Default”);

then the interest rate borne by the Entitled Security shall be increased by 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum at the beginning of each subsequent 90-day period until the Registration Default has been cured, but in no event shall such increase exceed 1.00% per annum. Following the cure of all Registration Defaults relating to any particular Entitled Security, the interest rate borne by the relevant Entitled Security will be reduced to the original interest rate borne by such Entitled Security. If another Registration Default occurs, the interest rate borne by the relevant Entitled Security shall again be increased according to the foregoing provision.

The Company shall not be required to pay additional interest for more than one Registration Default at a time. The amount of additional interest will be determined on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days on which the additional interest accrued during such period.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as Exchange Agent for this exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus to the Exchange Agent addressed as follows:

The Exchange Agent for the Exchange Offer is: Wells Fargo Bank, National Association

Registered and Certified Mail: Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Regular Mail or Courier: Wells Fargo Bank, National Association Corporate Trust Operations MAC9303-121 6th Street & Marquette Avenue Minneapolis, MN 55479	In Person by Hand Only: Wells Fargo Bank, National Association Corporate Trust Operations Northstar East Building – 12th Floor 608 2nd Avenue South Minneapolis, MN 55402
By Facsimile: (For Eligible Institutions only): (612) 667-6282

For Information or Confirmation by Telephone: (800) 344-5128

Delivery to an address other than the one stated above or transmission via a facsimile number other than the one stated above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. We have not retained any dealer manager in connection with this exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

We will pay the cash expenses incurred in connection with this exchange offer. These expenses include registration fees, fees and expenses of the Exchange Agent and the trustee, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to this exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to this exchange offer, then you must pay the amount of the transfer taxes.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes.

Consequence of Failures to Exchange

Participation in this exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Old Notes that are not exchanged for New Notes pursuant to this exchange offer will remain restricted securities. Accordingly, those Old Notes may be resold only:

•	to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in a transaction meeting the requirements of Rule 144 under the Securities Act;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

•	to us; or

•	pursuant to an effective registration statement.

In each case, the Old Notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

USE OF PROCEEDS

This exchange offer is intended to satisfy an obligation under the registration rights agreement. We will not receive any cash proceeds from this exchange offer. Any Old Notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any change in our capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	For the Nine Months Ended September 30, 2014	Years Ended December 31,
		2013		2012		2011	2010	2009
Ratio of earnings to fixed charges(1)	2.84	0.78	(2)	0.96	(2)	1.92	2.31	—	(2)

(1)

For purposes of computing the ratio of earnings to fixed charges, earnings consist of (A) the sum of (i) income before income taxes and adjustment for income (loss) from equity investees, (ii) fixed charges, (iii) amortization of capitalized interest, (iv) distributed income of equity investees (v) and Mercer’s share of the pre-tax losses of its equity investees for which charges arising from guarantees are included in fixed charges, less (B) the sum of (i) interest capitalized, (ii) preference security dividend requirements of Mercer’s consolidated subsidiaries and (iii) the non-controlling interest in pre-tax income of Mercer’s subsidiaries that have not incurred fixed charges. Fixed charges consist of the sum of (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) an estimate of the interest within rental expense and (iv) preference security dividend requirements of Mercer’s consolidated subsidiaries.

(2)	For the years ended December 31, 2013, 2012 and 2009, earnings were inadequate to cover total fixed charges by approximately $15.4 million, $3.1 million and $106.2 million, respectively.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial and operating data as at and for the periods indicated. The following selected financial data is qualified in its entirety by, and should be read in conjunction with, our consolidated financial statements and related notes incorporated by reference into this prospectus. For consolidated financial and other data for the three and nine months ended September 30, 2014 and the comparative quarter of the prior year, please refer to our Form 10-Q for the period ended September 30, 2014, incorporated by reference in this prospectus.

Our consolidated financial statements as at and for each of the years in the four-year period ended December 31, 2012 were reported using the Euro. Effective October 1, 2013, we changed our reporting currency to the U.S. dollar. With the change in reporting currency, all comparative financial information has been recast from Euros to U.S. dollars to reflect our consolidated financial statements as if they had been historically reported in U.S. dollars, consistent with Accounting Standards Codification Topic 830. The consolidated Euro balance sheet information was translated into the U.S. dollar reporting currency by translating assets and liabilities at the rate of exchange on the balance sheet date and translating equity accounts using historical exchange rates. The consolidated statement of operations information was translated into U.S. dollars using the weighted average exchange rate for the period. Unrealized gains or losses from these translations are recorded in our consolidated statement of comprehensive income (loss) and do not affect our net earnings.

The following selected financial data is qualified in its entirety by, and should be read in conjunction with, our consolidated financial statements and related notes incorporated by reference in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in thousands of dollars , other than share and per share amounts and operating data)
Statement of Operations Data
Revenues
Pulp	$814,947	$737,641	$996,187	$979,770	$1,157,206	$1,136,595	$804,426
Energy and chemicals	77,540	68,062	92,198	92,966	94,758	65,421	63,457

	892,487	805,703	1,088,385	1,072,736	1,251,964	1,202,016	867,883
Costs and expenses	783,037	780,961	1,056,725	1,009,714	1,097,299	979,368	885,719
Operating income (loss)	109,450	24,742	31,660	63,022	154,665	222,648	(17,836)
Interest expense	52,071	51,784	69,156	71,767	82,114	89,754	90,253
Gain (loss) on derivative instruments	9,224	15,930	19,709	4,812	(1,974)	2,521	(8,026)
Other income (expense)	(3,484)	142	1,215	(179)	3,625	(17,457)	7,434
Income tax benefit (provision)	22,791	(3,207)	(9,196)	(9,379)	968	7,804	8,178
Net income (loss)(1)(2)	109,949	(16,542)	(26,375)	(15,670)	69,699	114,521	(86,658)
Net income (loss) per share(2)
Basic	$1.79	$(0.30)	$(0.47)	$(0.28)	$1.39	$2.97	$(2.39)
Diluted	$1.78	$(0.30)	$(0.47)	$(0.28)	$1.24	$2.07	$(2.39)
Weighted average shares outstanding
Basic	61,291	55,666	55,674	55,597	50,117	38,591	36,297
Diluted	61,789	55,666	55,674	55,597	56,986	56,963	36,297
Balance Sheet Data
Current assets	$554,130	$501,712	$471,773	$454,880	$484,149	$477,897	$287,978
Current liabilities	144,721	199,930	165,499	179,876	163,534	167,651	145,877
Working capital	409,409	301,782	306,274	275,004	320,615	310,246	142,101
Total assets	1,547,916	1,592,252	1,548,559	1,560,581	1,579,017	1,628,445	1,553,345
Long-term liabilities	928,079	1,036,822	1,034,743	1,012,943	1,047,672	1,174,812	1,284,253
Total equity	475,116	355,500	348,317	367,762	367,811	285,982	123,215
Other Data
Pulp sales volume (ADMTs)	1,125,054	1,081,564	1,440,147	1,473,519	1,427,924	1,428,638	1,445,461
Pulp production (ADMTs)	1,111,330	1,079,677	1,444,475	1,468,275	1,453,677	1,426,286	1,397,441
Average pulp price realized ($/ADMT)(3)	717	673	683	657	799	785	548

(1)	We do not report the effect of government grants relating to our assets in our income. These grants reduce the cost basis of the assets purchased.
(2)	Attributable to common shareholders.
(3)	Average realized pulp price for the years indicated reflects customer discounts and pulp price movements between the order and shipment date.

DESCRIPTION OF OTHER INDEBTEDNESS

The following summaries of certain material provisions of: (i) our Stendal Revolving Credit Facility; (ii) our 2019 and 2022 Senior Notes; (iii) our credit facilities related to our Rosenthal mill; and (iv) the Celgar Working Capital Facility. The summaries are not complete and are qualified by reference to the applicable documents and the applicable amendments to such documents on file with the SEC and incorporated by reference herein.

Stendal Revolving Credit Facility and Interest Rate Swap

Stendal Revolving Credit Facility

On November 25, 2014, our Stendal mill entered into the Stendal Revolving Credit Facility, a €75 million revolving credit facility with UniCredit Bank AG, Credit Suisse AG, London Branch, Royal Bank of Canada and Barclays Bank PLC as original lenders. As at November 30, 2014, €21.0 million has been drawn on the Stendal Revolving Credit Facility. The principal terms of the Stendal Revolving Credit Facility are as follows:

•	The total availability under the facility is €75.0 million.

•	The facility matures on the earlier of October 31, 2019 and one month prior to the stated maturity of the Old 2019 Notes (and, upon consummation of this exchange offer, the New 2019 Notes).

•

The facility may be utilized in the form of cash advances or advances by letters of credit or bank guarantees of up to €5.0 million. Borrowings accrue interest at a rate of Euribor plus a 3.50% margin. Fees of 2.25% per annum are payable on issued but undrawn letters of credit and bank guarantees. There is a commitment fee of 1.10% per annum payable on unused availability.

•

The facility is secured by a first ranking registered security interest on the inventories, receivables and accounts of Stendal. All shareholder loans made by Mercer Inc. to Stendal are subordinated to the indebtedness under the facility. The lenders’ security interest under the facility ranks pari passu with the claims of Stendal’s hedge provider under its interest rate swap.

•

The facility contains financial maintenance covenants which will be tested semi-annually on June 30 and December 31, commencing June 30, 2015, which require Stendal to maintain (i) a leverage ratio of “net debt” (excluding shareholder loans) to EBITDA of not greater than 2.50:1.00, (ii) an interest coverage ratio (EBITDA to interest expense) of not less than 1.20:1.00 and (iii) a current ratio (current assets to current liabilities) of at least 1.10:1.00.

•

Stendal is permitted under the facility to make (i) distributions for regularly scheduled interest payments on its shareholder loans from Mercer Inc. in an amount of up to $23 million per year, provided it maintains pro forma liquidity (availability under the facility plus unencumbered cash) of at least €20 million and no event of default is occurring and (ii) other distributions to Mercer Inc. semi-annually, provided it maintains pro forma liquidity of at least €20 million, no event of default is occurring and it has (A) a leverage ratio (excluding shareholder loans) of not greater than 2.50:1.00, (B) a trailing six month interest coverage ratio of at least 1.40:1.00 and (C) a current ratio of at least 1.25:1.00.

•

Stendal used borrowings of €21.0 million under the facility in connection with the repayment of certain indebtedness. Future borrowings under the facility will be used for working capital and other general corporate purposes.

•

The facility contains other customary restrictive covenants which, among other things, govern the ability of Stendal to incur liens, sell assets, incur indebtedness, make investments, enter into joint ventures, change its business and issue, repurchase or redeem shares. The facility also contains customary events of default.

Stendal Interest Rate Swap

Stendal previously entered into a variable-to-fixed interest rate swap at a fixed interest rate of 5.28%, which matures in September 2017 and, as at September 30, 2014, had a mark-to-market termination liability of $34.0 million.

Pursuant to the terms of the Stendal Revolving Credit Facility, Stendal has provided €8.5 million as partial cash collateral for the swap. Further, the swap shares pari passu in the security for the Stendal Revolving Credit Facility. For further information related to our Stendal interest rate swap, see “Quantitative and Qualitative Disclosures About Market Risk” and the notes to our interim consolidated financials included in our Quarterly Report on Form 10-Q for the three months ended September 30, 2014 and our consolidated financials included in our Annual Report on Form 10-K for the year ended December 31, 2013.

2019 and 2022 Senior Notes

On November 26, 2014, we issued $250,000,000 in aggregate principal amount of our Old 2019 Notes and $400,000,000 in aggregate principal amount of our Old 2022 Notes to refinance our outstanding 2017 Senior Notes and the Stendal Facilities. The Old 2019 Notes mature on December 1, 2019 and interest on the Old 2019 Notes will be payable semi-annually in arrears on each June 1 and December 1, commencing June 1, 2015. Interest will be payable to holders of record of the Old 2019 Notes on the immediately preceding May 15 and November 15 and will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Old 2022 Notes mature on December 1, 2022 and interest on the Old 2022 Notes will be payable semi-annually in arrears on each June 1 and December 1, commencing June 1, 2015. Interest will be payable to holders of record of the Old 2022 Notes on the immediately preceding May 15 and November 15 and will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Commencing December 1, 2016, the Old 2019 Notes will become redeemable at our option at a price equal to 103.500% of the principal amount redeemed and declining ratably on December 1 of each year thereafter to 100.000% on or after December 1, 2018. Commencing December 1, 2017, the Old 2022 Notes will become redeemable at our option at a price equal to 105.813% of the principal amount redeemed and declining ratably on December 1 of each year thereafter to 100.000% on or after December 1, 2020.

The indentures governing the Old Notes contain covenants limiting, among other things, our ability and the ability of our restricted subsidiaries to: incur additional indebtedness or issue preferred stock; pay dividends or make other distributions to our shareholders; purchase or redeem capital stock or subordinated indebtedness; make investments; create liens; incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us; sell assets; consolidate or merge with or into other companies or transfer all or substantially all of our assets; and engage in transactions with affiliates.

The Old Notes are unsecured and are not guaranteed by any of our operating subsidiaries, all of which are located outside the United States. Our obligations under the Old Notes rank: effectively junior in right of payment to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and all indebtedness and liabilities of our subsidiaries; equal in right of payment with all of our existing and future unsecured senior indebtedness; and senior in right of payment to any of our future subordinated indebtedness.

Rosenthal Loan Facilities

Our Rosenthal mill has the following credit facilities:

•

a €25.0 million revolving working capital facility that matures October 2016, referred to as the “Rosenthal Loan Facility”. The Rosenthal Loan Facility consists of a revolving credit facility which may be utilized by way of cash advances or advances by way of letter of credit or bank guarantees. The interest payable on cash advances is Euribor plus 3.5%, plus certain other costs incurred by the lenders in connection with the facility. Each cash advance is to be repaid on the last day of the respective interest period and in full on the termination date and each advance by way of a letter of credit or bank guarantee shall be repaid on the applicable expiry date of such letter of credit or bank guarantee. An interest period for cash advances shall be one, three or six months or any other period as Rosenthal and the lenders may determine. There is also a 0.90% per annum commitment fee on the unused and uncancelled amount of the revolving facility which is payable semi-annually in arrears. This facility is secured by a first ranking security interest on the inventories, receivables and accounts of Rosenthal. It also provides Rosenthal with a hedging facility relating to the hedging of the interest, currency and pulp prices as they affect Rosenthal pursuant to a strategy agreed to by Rosenthal and the lender from time to time. As at September 30, 2014, €0.4 million was supporting bank guarantees, leaving approximately €24.6 million available under this facility; and

•

a €5.0 million revolving credit facility for our Rosenthal mill which bears interest at the rate of the three-month Euribor plus 3.5%. Borrowings under this agreement are secured by certain land at the Rosenthal mill. The facility matures in December 2015. As at September 30, 2014, €1.2 million was supporting bank guarantees, leaving approximately €3.8 million available under this facility.

As at September 30, 2014, the total amount of funds available under the working capital facilities associated with the Rosenthal mill was €28.4 million.

Celgar Working Capital Facility

On October 21, 2014, we amended our Celgar mill’s C$40 million revolving credit facility with Canadian Imperial Bank of Commerce (the “Celgar Working Capital Facility”) to extend its term and reduce certain costs thereunder. The Celgar Working Capital Facility matures on May 2, 2019 and is available by way of: (i) Canadian and U.S. denominated advances, which bear interest at a designated prime rate per annum, (ii) banker’s acceptance equivalent loans, which bear interest at the applicable Canadian dollar banker’s acceptance plus 1.50% per annum and (iii) U.S. dollar LIBOR advances, which bear interest at LIBOR plus 1.50% per annum. The facility includes a C$3 million sub-limit for letters of credit. Celgar is required to pay 0.25% per annum on unused availability under the facility and 1.25% per annum on issued but undrawn letters of credit. The availability of the facility is subject to a borrowing base limit that is based on the Celgar mill’s eligible receivable and inventory levels from time to time. The Celgar Working Capital Facility is secured by, among other things, a first priority charge on the current assets of Celgar. The facility is guaranteed by Mercer Inc. and all material subsidiaries of Celgar. The facility includes a springing financial covenant, which is measured when excess availability under the facility is less than C$5 million and which requires Celgar to comply with a 1.10:1.00 fixed charge coverage ratio. The facility also contains restrictive covenants which, among other things, restrict the ability of Celgar to declare and pay dividends, incur indebtedness, incur liens and make payments on subordinated debt. The facility contains customary events of default.

As at September 30, 2014, the total amount of funds available under the Celgar Working Capital Facility was C$38.3 million.

DESCRIPTION OF NEW NOTES

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the word “Mercer” refers only to Mercer International Inc. and not to any of its subsidiaries.

The New 2019 Notes will be issued, and the Old 2019 Notes were issued, under an indenture dated November 26, 2014 between Mercer and Wells Fargo Bank, National Association, as trustee, and the New 2022 Notes will be issued, and the Old 2022 Notes were issued, under an indenture dated November 26, 2014 between Mercer and Wells Fargo Bank, National Association, as trustee, each to be referred to as an “indenture” and, collectively, the “indentures”. The terms of the Notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indentures and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indentures, including definitions therein of certain terms. It does not restate those agreements in their entirety. We urge you to read the indentures, as applicable, because the indentures, and not this description, define your rights as holders of the Notes. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indentures.

The registered holder of a Note is treated as the owner of it for all purposes. Only registered holders will have rights under the applicable indenture.

The New Notes Versus the Old Notes

The New Notes will be substantially identical to the Old Notes except that the transfer restrictions, registration rights and provisions for Additional Interest relating to the Old Notes will not apply to the New Notes. In this description, the Old Notes and the New Notes will be collectively referred to as the “Notes”.

Brief Description of the New Notes

The New Notes:

•	will be general unsecured obligations of Mercer;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of Mercer; and

•	will be senior in right of payment to any future subordinated Indebtedness of Mercer.

However, the New Notes will be effectively subordinated to all borrowings of our Subsidiaries, including borrowings under the Credit Agreements, which are secured by certain of the assets of certain of our Restricted Subsidiaries. See “Risk Factors — We are a holding company and we are substantially dependent on cash provided by our subsidiaries to meet our debt service obligations under the New Notes.” and “— The New Notes will be effectively subordinated to all liabilities of our subsidiaries and are unsecured. We may not have sufficient funds to pay our obligations under the New Notes if we encounter financial difficulties.”

The operations of Mercer are conducted through its Subsidiaries and, therefore, Mercer depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The New Notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Mercer’s Subsidiaries. Any right of Mercer to receive assets of any of its Subsidiaries upon the Subsidiary’s liquidation or reorganization (and the consequent right of the holders of the New Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary’s creditors, except to the extent that Mercer is itself recognized as a creditor of the Subsidiary by reason of intercompany loans or otherwise, in which case the claims of Mercer would still be effectively subordinate in right of payment to any secured Indebtedness of the Subsidiary or Indebtedness senior to that held by Mercer.

As of the date of this prospectus, all of our Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain Subsidiaries of Mercer as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries would not be subject to many of the restrictive covenants in the indentures. None of our Subsidiaries will guarantee the New Notes, except in the circumstances described below under the caption “— Certain Covenants — Note Guarantees.”

Principal, Maturity and Interest

Mercer will issue up to $250,000,000 in aggregate principal amount of New 2019 Notes and up to $400,000,000 in aggregate principal amount of New 2022 Notes in this exchange offer. Mercer may issue additional Notes under the indentures from time to time after this exchange offer. Any issuance of additional Notes is subject to all of the covenants in the indentures, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The New 2019 Notes offered hereby and any additional Notes subsequently issued under the indenture governing the New 2019 Notes will be treated as a single class for all purposes under such indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase. The New 2022 Notes offered hereby and any additional Notes subsequently issued under the indenture governing the New 2022 Notes will be treated as a single class for all purposes under such indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase. Mercer will issue New Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The New 2019 Notes will mature on December 1, 2019 and the New 2022 Notes will mature on December 1, 2022.

Interest on the New 2019 Notes will accrue at the rate of 7.000% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 2015. Interest on overdue principal and interest and Additional Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the New 2019 Notes. Mercer will make each interest payment to the holders of record of the New 2019 Notes on the immediately preceding May 15 and November 15.

Interest on the New 2022 Notes will accrue at the rate of 7.750% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 2015. Interest on overdue principal and interest and Additional Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the New 2022 Notes. Mercer will make each interest payment to the holders of record of the New 2022 Notes on the immediately preceding May 15 and November 15.

Interest on the New Notes will accrue from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date falls on a day that is not a business day, the interest payment to be made on such interest payment date will be made on the next succeeding business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment.

Methods of Receiving Payments on the New Notes

If a holder of New Notes has given wire transfer instructions to Mercer, Mercer will pay all principal, interest and premium and Additional Interest, if any, on that holder’s New Notes in accordance with those instructions at the office or agency of the paying agent and registrar within Minneapolis, MN unless Mercer elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the New Notes

The trustee will initially act as paying agent and registrar. Mercer may change the paying agent or registrar without prior notice to the holders of the New Notes, and Mercer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange New Notes in accordance with the provisions of the applicable indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of New Notes. Holders will be required to pay all taxes due on transfer. Mercer will not be required to transfer or exchange any New Note selected for redemption. Also, Mercer will not be required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed.

Optional Redemption

New 2019 Notes

Except as otherwise described below, the New 2019 Notes will not be redeemable at Mercer’s option prior to December 1, 2016. Mercer is not, however, prohibited from acquiring the New 2019 Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture governing the New 2019 Notes.

At any time prior to December 1, 2016, Mercer may on any one or more occasions redeem up to 35% of the aggregate principal amount of New 2019 Notes issued under the indenture at a redemption price of 107.000% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to (but not including) the redemption date, with the net cash proceeds of a sale of Equity Interests (other than Disqualified Stock) of Mercer; provided that:

(1)

at least 65% of the aggregate principal amount of New 2019 Notes issued under the indenture (excluding New 2019 Notes held by Mercer and its Subsidiaries but including any additional Notes issued under the indenture governing the New 2019 Notes) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such sale of Equity Interests.

At any time prior to December 1, 2016, Mercer may on any one or more occasions redeem all or a part of the New 2019 Notes, upon not less than 30 nor more than 60 days’ notice to the holders, at a redemption price equal to 100% of the principal amount of the New 2019 Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to (but not including) the date of redemption, subject to the rights of holders of New 2019 Notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after December 1, 2016, Mercer may redeem all or a part of the New 2019 Notes upon not less than 30 nor more than 60 days’ notice to the holders, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest (including any Additional Interest, if any) on the New 2019 Notes redeemed, to (but not including) the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below, subject to the rights of holders of New 2019 Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2016	103.500%
2017	101.750%
2018 and thereafter	100.000%

Unless Mercer defaults in the payment of the redemption price, interest will cease to accrue on the New 2019 Notes or portions thereof called for redemption on the applicable redemption date.

New 2022 Notes

Except as otherwise described below, the New 2022 Notes will not be redeemable at Mercer’s option prior to December 1, 2017. Mercer is not, however, prohibited from acquiring the New 2022 Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture governing the New 2022 Notes.

At any time prior to December 1, 2017, Mercer may on any one or more occasions redeem up to 35% of the aggregate principal amount of New 2022 Notes issued under the indenture at a redemption price of 107.750% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to (but not including) the redemption date, with the net cash proceeds of a sale of Equity Interests (other than Disqualified Stock) of Mercer; provided that:

(1)

at least 65% of the aggregate principal amount of New 2022 Notes issued under the indenture (excluding New 2022 Notes held by Mercer and its Subsidiaries but including any additional Notes issued under the indenture governing the New 2022 Notes) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such sale of Equity Interests.

At any time prior to December 1, 2017, Mercer may on any one or more occasions redeem all or a part of the New 2022 Notes, upon not less than 30 nor more than 60 days’ notice to the holders, at a redemption price equal to 100% of the principal amount of the New 2022 Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to (but not including) the date of redemption, subject to the rights of holders of New 2022 Notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after December 1, 2017, Mercer may redeem all or a part of the New 2022 Notes upon not less than 30 nor more than 60 days’ notice to the holders, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest (including any Additional Interest, if any) on the New 2022 Notes redeemed, to (but not including) the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below, subject to the rights of holders of New 2022 Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2017	105.813%
2018	103.875%
2019	101.938%
2020 and thereafter	100.000%

Unless Mercer defaults in the payment of the redemption price, interest will cease to accrue on the New 2022 Notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

Except as set forth below under “— Repurchase at the Option of Holders,” Mercer is not required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the holders.

Selection and Notice

If less than all of the New 2019 Notes or the New 2022 Notes are to be redeemed at any time, the trustee will select New 2019 Notes or New 2022 Notes, as the case may be, for redemption by lot, in accordance with the applicable procedures of DTC unless otherwise required by law or applicable stock exchange requirements.

No New Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail or electronic transmission in the case of notes held in book entry form at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the New 2019 Notes and/or the New 2022 Notes or a satisfaction and discharge of the indenture.

Any such redemption may, at Mercer’s discretion, be subject to one or more conditions precedent, including any related sale of Equity Interests (other than Disqualified Stock) or a Change of Control. In addition, if such redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and if applicable, shall state that, in Mercer’s discretion, the date of redemption may be delayed until such time as any or all such conditions shall be satisfied or waived (provided that in no event shall such date of redemption be delayed to a date later than 60 days after the date on which such notice was mailed), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption, or by the date of redemption as so delayed.

If any New Note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of New 2019 Notes and/or New 2022 Notes, as the case may be, upon cancellation of the original note. New Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on New 2019 Notes and/or New 2022 Notes, as the case may be, or portions of New 2019 Notes and/or New 2022 Notes, as the case may be, called for redemption.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of New Notes will have the right to require Mercer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s New Notes pursuant to a Change of Control Offer on the terms set forth in the indentures. In the Change of Control Offer, Mercer will offer to repurchase each holder’s Notes in cash at a price equal to 101% of the aggregate principal amount of New Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the New Notes repurchased to the date of purchase, subject to the rights of holders of New Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 20 days following any Change of Control, Mercer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes on the Change of Control payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indentures and described in such notice. Mercer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indentures, Mercer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indentures by virtue of such compliance.

On the Change of Control Payment Date, Mercer will, to the extent lawful:

(1)	accept for payment all New Notes or portions of New Notes properly tendered pursuant to the Change of Control Offer;

(2)	prior to 12 noon, New York City time, deposit with the paying agent an amount equal to the Change of Control Payment in respect of all New Notes or portions of New Notes properly tendered; and

(3)

deliver or cause to be delivered to the trustee the New Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of New Notes or portions of New Notes being purchased by Mercer.

The paying agent will promptly mail to each holder of New Notes properly tendered the Change of Control Payment for such New Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any. Mercer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The provisions described above that require Mercer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indentures are applicable. Except as described above with respect to a Change of Control, the indentures do not contain provisions that permit the holders of the New Notes to require that Mercer repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

Mercer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indentures applicable to a Change of Control Offer made by Mercer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indentures as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made. The closing date of any such Change of Control Offer made in advance of a Change of Control may be changed to conform to the actual closing date of the Change of Control, provided that such closing date is not earlier than 30 days nor later than 60 days from the date the Change of Control Offer notice is mailed as described in the first paragraph of this section.

If holders of not less than 90% in aggregate principal amount of the outstanding 2019 Senior Notes and/or the 2022 Senior Notes, as the case may be, validly tender and do not withdraw such Notes in a Change of Control offer and Mercer, or any third party making a Change of Control Offer in lieu of Mercer as described above, purchases all of the 2019 Senior Notes and/or the 2022 Senior Notes, as the case may be, validly tendered and not withdrawn by such holders, Mercer or such third party shall have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all 2019 Senior Notes and/or 2022 Senior Notes, as the case may be, that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

Mercer’s ability to repurchase New Notes pursuant to a Change of Control Offer may be restricted by the terms of any Credit Facility, and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and Mercer’s financial resources. The exercise by the holders of New Notes of their right to require Mercer to repurchase the New Notes upon a Change of Control Offer could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on Mercer or otherwise. The Credit Agreements provide that certain change of control events with respect to Mercer would constitute an event of default thereunder, entitling the lenders, among other things, to accelerate the maturity of all senior debt outstanding thereunder. Any future credit agreements or other agreements relating to senior debt to which Mercer becomes a party may contain similar restrictions and provisions. In addition, Mercer’s ability to pay cash to holders of New Notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Mercer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require Mercer to repurchase its New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Mercer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Mercer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)

Mercer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of (provided that Fair Market Value shall be determined on the date of the contractual agreement for such Asset Sale); and

(2)

at least 75% of the consideration received in the Asset Sale by Mercer or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a)	Cash Equivalents;

(b)

any liabilities, as shown on Mercer’s most recent consolidated balance sheet, of Mercer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to an agreement that releases Mercer or such Restricted Subsidiary from, or indemnifies Mercer or such Restricted Subsidiary against, further liability;

(c)

any securities, Notes or other obligations received by Mercer or any such Restricted Subsidiary from such transferee that are converted within 120 days by Mercer or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(d)	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Mercer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to repay or prepay Indebtedness and other Obligations under a secured Credit Facility;

(2)

to acquire (including by way of a purchase of assets or stock, merger, consolidation or otherwise), or enter into a binding commitment to acquire within 180 days thereafter, all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Mercer;

(3)	to make, or enter into a binding commitment to make within 60 days thereafter, a capital expenditure;

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

(5)	to replace properties and/or assets that were the subject of the Asset Sale; or

(6)	any combination of the foregoing.

Pending the final application of any Net Proceeds, Mercer or a Restricted Subsidiary may temporarily reduce revolving credit borrowings (under the Credit Facilities or otherwise) or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, within five days thereof, Mercer will make an Asset Sale Offer to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the indentures with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Mercer may use those Excess Proceeds for any purpose not otherwise prohibited by the indentures. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Mercer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of New Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indentures, Mercer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indentures by virtue of such compliance.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

If on any date following the Issue Date:

(1)

the New Notes of either series are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate such series of New Notes for reasons outside of the control of Mercer, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act selected by Mercer as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended with respect to such series of New Notes:

(1)	“— Repurchase at the Option of Holders—Asset Sales;”

(2)	“— Restricted Payments;”

(3)	“— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4)	“— Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(5)	“— Designation of Restricted and Unrestricted Subsidiaries;”

(6)	“— Transactions with Affiliates;”

(7)	“— Limitation on Issuances of Guarantees of Indebtedness;” and

(8)	clause (4) of the covenant described below under the caption “— Merger, Consolidation or Sale of Assets,”

(collectively, the “Suspended Covenants”).

During any period that the Suspended Covenants have been suspended, Mercer’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Designation of Restricted and Unrestricted Subsidiaries” or the definition of “Unrestricted Subsidiary.”

Notwithstanding the foregoing, if on any subsequent date (the “Reinstatement Date”), the New Notes of such series cease to maintain ratings of at least Baa3 and BBB- from Moody’s and S&P, respectively, the Suspended Covenants will be reinstituted as of and from the date of such rating decline, provided however that no Default, Event of Default or breach of any kind shall be deemed to exist under the applicable indenture, the New Notes or the Guarantees with respect to the Suspended Covenants based on, and none of Mercer or its Subsidiaries shall bear any liability for, any actions taken or events occurring during the period of time that the Suspended Covenants were suspended, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the Issue Date.

There can be no assurance that either series of New Notes will ever achieve an investment grade rating or that any such rating will be maintained.

Mercer shall deliver an officers’ certificate to the trustee, specifying (i) if Suspended Covenants will be suspended and the date thereof, (ii) if a Reinstatement Date has occurred and (iii) the dates of the commencement or ending of any period of Suspended Covenants. The trustee shall not have any duty to monitor whether or not a Suspended Covenant event or a Reinstatement Date has occurred or if a Suspended Covenant period has commenced or ended, nor any duty to notify the holders of New Notes of any of the foregoing.

Restricted Payments

Mercer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)

declare or pay any dividend or make any other payment or distribution on account of Mercer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Mercer or any of its Restricted Subsidiaries) or to the direct or indirect holders of Mercer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Mercer and other than dividends or distributions payable to Mercer or a Restricted Subsidiary of Mercer);

(2)

purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Mercer) any Equity Interests of Mercer or any direct or indirect parent of Mercer;

(3)

make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Mercer that is contractually subordinated to the New Notes (excluding any intercompany Indebtedness between or among Mercer and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing;

(2)

Mercer could have incurred at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)

such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Mercer and its Restricted Subsidiaries since September 30, 2014 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (10), (11) and (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)

50% of the Consolidated Net Income of Mercer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after September 30, 2014 to the end of Mercer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)

100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by Mercer since the Issue Date (i) as a contribution to its common equity capital or from the issue or sale of Equity Interests of Mercer including upon exercise of stock options whether issued before or after the Issue Date (other than Disqualified Stock) or (ii) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible, exchangeable or payment-in-kind debt securities of Mercer and/or its Restricted Subsidiaries that have been converted into, exchanged or paid for in such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Mercer); plus

(c)

to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d)

to the extent that any Unrestricted Subsidiary of Mercer designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the Fair Market Value of Mercer’s Investment in such Subsidiary as of the date of such redesignation and (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date; plus

(e)

50% of (i) any dividends, interest, intercompany loan payments or other distributions received in cash by Mercer or a Restricted Subsidiary of Mercer after the Issue Date from an Unrestricted Subsidiary of Mercer and (ii) without duplication, any amounts received in cash by Mercer or a Restricted Subsidiary of Mercer after the Issue Date representing the proceeds of any settlement of any Hedging Obligations, to the extent that such dividends or cash proceeds represent gains previously recognized under GAAP and were not otherwise included in calculating the Consolidated Net Income of Mercer less 100% of any payment made in settlement of any Hedging Obligations of Mercer and its Restricted Subsidiaries to the extent such payment represents cumulative net losses previously recognized under GAAP and not previously deducted in calculating the Consolidated Net Income of Mercer.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)

the payment of any dividend or the consummation of any redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indentures;

(2)

the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Mercer) of, Equity Interests of Mercer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Mercer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Mercer that is contractually subordinated to the New Notes with

(a)	the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness, or

(b)

after the completion of a Change in Control Offer pursuant to the terms of the covenant described above under the caption “— Repurchase at the Option of Holders — Change of Control,” to the extent required pursuant to any similar change of control offer provision of the indentures or other agreement governing subordinated Indebtedness;

(4)

the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Mercer to the holders of its Equity Interests who are not Affiliates of Mercer, except Restricted Subsidiaries of Mercer, on a pro rata basis;

(5)

the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Mercer or any Restricted Subsidiary of Mercer held by any current or former officer, director or employee of Mercer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, share purchase agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any calendar year (with unused amounts in any calendar year, including carried over amounts, being carried over to succeeding calendar years subject to a maximum of $15.0 million in any calendar year);

(6)

the repurchase of Equity Interests deemed to occur upon the exercise of stock options or stock appreciation rights to the extent such Equity Interests represent a portion of the exercise price of those stock options or stock appreciation rights;

(7)

the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Mercer issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)

payments or distributions to shareholders exercising appraisal or discount rights pursuant to applicable law pursuant to or in connection with a merger, consolidation or transfer of all or substantially all of Mercer’s and its Restricted Subsidiaries’ assets that complies with the provisions of the indentures;

(9)

in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of Mercer or any Guarantor that is subordinated or junior in right of payment to the New Notes or the Guarantee of such Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Indebtedness, plus any accrued and unpaid interest therein; provided that prior to or contemporaneously with such payment, purchase, redemption or defeasance or other acquisition or retirement, Mercer (or a third party to the extent permitted by the indenture) has made the Change of Control Offer with respect to the Notes and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer;

(10)

in the event of an Asset Sale which requires Mercer to make an Asset Sale Offer, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of Mercer or any Guarantor that is subordinated or junior in right of payment to the New Notes or the Guarantee of such Guarantor, in each case, at a purchase price not greater than 100% of the principal amount of such Indebtedness, plus any accrued and unpaid interest therein; provided that prior to or contemporaneously with such payment, purchase, redemption or defeasance or other acquisition or retirement, Mercer has made an Asset Sale Offer with respect to the Notes and has repurchased all Notes validly tendered and not withdrawn in connection with such Asset Sale Offer;

(11)

the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Common Stock of Mercer pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover practices; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights shall not be for the purpose of evading the limitations of this covenant (as determined in good faith by the Board of Directors of Mercer); and

(12)	other Restricted Payments in an aggregate amount not to exceed $100.0 million since the Issue Date.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Mercer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith (a) in the case of assets or securities of $20.0 million or less by the Chief Financial Officer, Controller or Treasurer of Mercer set forth in a certificate delivered to the trustee, and (b) in the case of assets or securities valued at more than $20.0 million by the Board of Directors of Mercer, and set forth in an officers certificate delivered to the trustee.

For purposes of determining compliance with this “Restricted Payments” covenant, if any Investment or Restricted Payment would be permitted pursuant to one or more of the provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” Mercer may classify or divide such Investment or Restricted Payment in any manner that complies with this covenant and may later reclassify, divide or re-divide, in whole or in part in its sole discretion, any such Investment or Restricted Payment in any manner that complies with this covenant so long as the Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

Incurrence of Indebtedness and Issuance of Preferred Stock

Mercer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Mercer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Mercer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Restricted Subsidiary that is a Guarantor may incur Indebtedness (including Acquired Debt) or issue preferred stock if the Fixed Charge Coverage Ratio for Mercer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)

the incurrence by Mercer and its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Mercer and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $250.0 million and (y) the amount of the Borrowing Base on the date of incurrence;

(2)	the incurrence by Mercer and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Mercer of Indebtedness represented by the Notes issued on the Issue Date and the incurrence by any Restricted Subsidiary of any Guarantee of the Notes;

(4)

the incurrence by Mercer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations (other than Deemed Capitalized Leases), mortgage financings, project financing, or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Mercer or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed at any time outstanding the greater of (i) $50.0 million and (ii) 3.5% of Consolidated Tangible Assets;

(5)

the incurrence by Mercer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness that was permitted by the indentures to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (12) or (15) of this paragraph;

(6)	the incurrence by Mercer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Mercer and any of its Restricted Subsidiaries; provided, however, that:

(a)

if Mercer or any Guarantor is the obligor on such Indebtedness and any Restricted Subsidiary that is not a Guarantor is the payee of such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes; and

(b)

(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Mercer or a Restricted Subsidiary of Mercer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Mercer or a Restricted Subsidiary of Mercer, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Mercer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Mercer’s Restricted Subsidiaries to Mercer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Mercer or a Restricted Subsidiary of Mercer; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either Mercer or a Restricted Subsidiary of Mercer,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Mercer or any of its Restricted Subsidiaries of Hedging Obligations (which may, but need not be, under Credit Facilities) in the ordinary course of business and not for speculation;

(9)

the guarantee by Mercer or any of its Restricted Subsidiaries that executes a Note Guarantee of Indebtedness of Mercer or a Restricted Subsidiary of Mercer that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)

the incurrence by Mercer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11)

the incurrence by Mercer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)

(x) Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by Mercer (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of or was otherwise acquired by Mercer) or (y) Indebtedness of Mercer or any Restricted Subsidiary that is a Guarantor incurred to finance an acquisition; provided, however, that, in either case, after giving effect to the transactions that result in the incurrence of such Indebtedness, on a pro forma basis, either (a) Mercer would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant or (b) Mercer’s Fixed Charge Coverage Ratio would not be less than immediately prior to such transactions;

(13)

Indebtedness arising from agreements of Mercer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case incurred or assumed in connection with the disposition of any assets or property or Capital Stock of a Restricted Subsidiary;

(14)

Indebtedness of Mercer or any Restricted Subsidiary to the extent the net proceeds of such Indebtedness are deposited and used to defease, covenant defease or discharge the Notes of either series as described under “— Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge”; and

(15)

the incurrence by Mercer or any of its Restricted Subsidiaries of additional Indebtedness (which may, but need not, be pursuant to Credit Facilities) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed the greater of (i) $60.0 million and (ii) 4.0% of Consolidated Tangible Assets.

Mercer will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Mercer unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Mercer solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Mercer shall be permitted in its sole discretion to divide, re-divide, classify or reclassify such Indebtedness, or later divide, re-divide, classify or reclassify such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Mercer as accrued to the extent included in the definition of Fixed Charges. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other

Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of the indentures, the maximum amount of Indebtedness that Mercer or any Restricted Subsidiary may incur pursuant to this covenant shall not be or be deemed to be exceeded as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

Mercer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under the indentures and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Mercer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)

pay dividends or make any other distributions on its Capital Stock to Mercer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Mercer or any of its Restricted Subsidiaries;

(2)

make loans or advances to Mercer or any of its Restricted Subsidiaries; provided that the subordination of loans or advances made to Mercer or any Restricted Subsidiary to other Indebtedness incurred by Mercer or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances; or

(3)	sell, lease or transfer any of its properties or assets to Mercer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)

agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2)	the indentures and the Notes;

(3)	applicable law, rule, regulation or order;

(4)

any instrument governing Indebtedness or Capital Stock of a Person acquired by Mercer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indentures to be incurred;

(5)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)

purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)

any agreement for the sale or other disposition of a Restricted Subsidiary or assets that restricts distributions by that Restricted Subsidiary or the transfer of the assets pending the sale or other disposition;

(8)

Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)

provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, Capital Stock sale agreements and other similar agreements entered into with the approval of Mercer’s Board of Directors, which limitation is applicable only to the assets, or (in the case of Capital Stock sales) entities, that are the subject of such agreements;

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12)	agreements governing Hedging Obligations;

(13)

agreements governing Indebtedness permitted to be incurred by Restricted Subsidiaries of Mercer under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that the encumbrances and/or restrictions in such agreements (except those agreements entered into pursuant to clause (15) of the definition of “Permitted Debt”) are customary for Indebtedness of the type incurred and will not adversely affect Mercer’s ability to make payments of principal or interest on the Notes; and

(14)

any Liens or restrictions imposed by any amendments of contracts, instruments or obligations referred to in clauses (1) to (13) of this paragraph, provided that such amendments are not materially more restrictive with respect to such Liens and restrictions than those prior to any such amendment or refinancing as determined in good faith by Mercer’s Board of Directors.

Merger, Consolidation or Sale of Assets

Mercer will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Mercer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Mercer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)

either: (a) Mercer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Mercer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia, or the laws of Canada or any province or territory thereof;

(2)

the Person formed by or surviving any such consolidation or merger (if other than Mercer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Mercer under the Notes, the indentures and the Registration Rights Agreements pursuant to a supplemental indenture reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)

Mercer or the Person formed by or surviving any such consolidation or merger (if other than Mercer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) have had a Fixed Charge Coverage Ratio not less than the actual Fixed Charge Coverage Ratio for Mercer for such four-quarter period.

In addition, Mercer will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of Mercer with an Affiliate solely for the purpose of reincorporating Mercer in another jurisdiction; or

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Mercer and its Restricted Subsidiaries.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

Mercer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Mercer (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $15.0 million, unless:

(1)

the Affiliate Transaction is on terms that are no less favorable to Mercer or the relevant Restricted Subsidiary than those that would have reasonably been obtained in a comparable transaction by Mercer or such Restricted Subsidiary with an unrelated Person or if, in the good faith judgment of Mercer’s Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to Mercer or the relevant Restricted Subsidiary from a financial point of view; and

(2)

Mercer delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors of Mercer set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Mercer.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)

any employment agreement, employee benefit plan, officer, trustee or director indemnification agreement or any similar arrangement entered into by Mercer or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among Mercer and/or its Restricted Subsidiaries;

(3)

transactions with a Person (other than an Unrestricted Subsidiary of Mercer) that is an Affiliate of Mercer solely because Mercer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable compensation or fees (including reimbursement of expenses) to directors or officers of Mercer and its Restricted Subsidiaries;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of Mercer to Affiliates of Mercer;

(6)	Restricted Payments that do not violate the provisions of the indentures described above under the caption “—Restricted Payments;”

(7)	Permitted Investments that are permitted by the provisions of the indentures;

(8)

provision of corporate-level administrative, marketing, tax, accounting, budgeting, treasury, finance, employee benefits, legal, risk management and other similar services for the benefit of Unrestricted Subsidiaries of Mercer on substantially the same terms provided to Restricted Subsidiaries of Mercer;

(9)	payment of consolidated taxes on behalf of Restricted Subsidiaries and Unrestricted Subsidiaries;

(10)

purchases, sales or other transfers of pulp, fiber, chemicals and other consumables between or among Mercer or any Restricted Subsidiary and any Unrestricted Subsidiary at market prices pursuant to arrangements approved by Mercer’s Board of Directors as being fair, from a financial point of view, to Mercer or the applicable Restricted Subsidiary, as the case may be; purchases, sales or other transfers of spare parts or mill consumables between any Restricted Subsidiary and any Unrestricted Subsidiary at book value; and the provision of logistics, planning, transportation and fiber procurement services between and/or among any Restricted Subsidiary and Unrestricted Subsidiary at cost; and other transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indentures, that are fair to Mercer or the Restricted Subsidiary, as the case may be, in the reasonable determination of Mercer’s Board of Directors;

(11)

payment of sales agency, administration, management and other fees, payment of interest, principal, dividends or other distributions, in case from an Unrestricted Subsidiary to Mercer or a Restricted Subsidiary to Mercer; and

(12)	loans or advances to employees in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding.

Business Activities

Mercer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Mercer and its Restricted Subsidiaries taken as a whole.

Note Guarantees

If Mercer or any of its Restricted Subsidiaries acquires or creates a Domestic Subsidiary after the Issue Date, then that newly acquired or created Domestic Subsidiary (other than a Domestic Subsidiary the sole business of which is the direct or indirect ownership of one or more Foreign Subsidiaries) will become a Guarantor under each indenture and execute a supplemental indenture and deliver an opinion of counsel and officers’ certificate satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that does not constitute a Significant Subsidiary need not become a Guarantor until a date not later than 10 business days after delivery of Mercer’s financial statements for its most recently completed fiscal quarter in respect of which such Domestic Subsidiary has become a Significant Subsidiary. Mercer may designate any Restricted Subsidiary as a Guarantor at any time.

Limitation on Issuances of Guarantees of Indebtedness

Mercer will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any other Indebtedness of Mercer (except Permitted Liens) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee will be senior to or pari passu with such Restricted Subsidiary’s Guarantee of such other Indebtedness.

The Note Guarantee of a Guarantor (whether such Note Guarantee is created under the circumstances described in the preceding paragraph or under the caption “— Certain Covenants—Note Guarantees”) will automatically and unconditionally be released:

(1)

in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Mercer or a Restricted Subsidiary of Mercer, if the sale or other disposition does not violate the “Asset Sale” provisions of the indentures;

(2)

in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Mercer or a Restricted Subsidiary of Mercer, if the sale or other disposition does not violate the “Asset Sale” provisions of the indentures;

(3)	if Mercer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indentures; or

(4)

upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.” The form of the Note Guarantee will be attached as an exhibit to the indenture.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Mercer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Mercer and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” and/or under one or more clauses of the definition of Permitted Investments, as determined by Mercer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Mercer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Restricted Subsidiary of Mercer as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee within 45 days after the end of the fiscal quarter of Mercer in which such designation was made a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and did not violate the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of the definition of an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indentures and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Mercer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” Mercer will be in default of such covenant. The Board of Directors of Mercer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Mercer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Mercer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

Mercer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of New 2019 Notes or New 2022 Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the applicable indenture or the New 2019 Notes or New 2022 Notes unless such consideration is offered to be paid and is paid to all holders of the New 2019 Notes or New 2022 Notes, as applicable, that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any New Notes are outstanding, Mercer will furnish to the trustee and the holders of New Notes or cause the trustee to furnish to the holders of New Notes (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Mercer were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Mercer were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Mercer’s consolidated financial statements by Mercer’s certified independent accountants. In addition, Mercer will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing). Delivery of the information, documents and other reports described above to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the trustee is entitled to conclusively rely on an officers’ certificate). The trustee shall have no obligation to determine whether or not such information, documents or reports have been filed with the SEC.

If, at any time, Mercer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Mercer will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Mercer will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Mercer’s filings for any reason, Mercer will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Mercer were required to file those reports with the SEC.

If Mercer has designated any of its Subsidiaries as Unrestricted Subsidiaries and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Mercer and its Restricted Subsidiaries separate from the consolidated financial condition and results of operations of Mercer.

In addition, Mercer agrees that, for so long as any New Notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to the holders of New Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Mercer will be deemed to have provided such information to the holders, securities analysts and prospective investors if it has filed reports containing such information with the SEC via the EDGAR filing system and such reports are publicly available.

Events of Default and Remedies

Each of the following is an “Event of Default” with regard to each series of Notes:

(1)	default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to Notes of that series;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, Notes of that series;

(3)

failure by Mercer or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” or “— Certain Covenants — Merger, Consolidation or Sale of Assets” in respect of each series;

(4)

failure by Mercer or any of its Restricted Subsidiaries for 60 days after notice to Mercer by the trustee or the holders of at least 25% in aggregate principal amount of Notes of the affected series then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5)

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Mercer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Mercer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)

is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)

results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $35.0 million or more (including, in respect of either series of Notes, the other series of Notes);

(6)

failure by Mercer or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $35.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

(7)

certain events of bankruptcy or insolvency described in the indenture with respect to Mercer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Mercer, any Restricted Subsidiary of Mercer that is a Significant Subsidiary or any group of Restricted Subsidiaries of Mercer that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes of the affected series may declare all Notes of the affected series to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes of the applicable series may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of Notes of the applicable series notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest, premium or Additional Interest, if any.

Subject to the provisions of the indentures relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indentures at the request or direction of any holders of Notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium or Additional Interest, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indentures or either series of Notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding Notes of that series have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding Notes of that series have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding Notes of the affected series by notice to the trustee may, on behalf of the holders of all of the Notes of that series, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the Notes of that series.

Mercer is required to deliver to the trustee annually a statement regarding compliance with the indentures. Upon becoming aware of any Default or Event of Default, Mercer is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Mercer or any Guarantor, as such, will have any liability for any obligations of Mercer or such Guarantor under the Notes, the indentures, the Registration Rights Agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of New Notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Mercer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding Notes of either series (“Legal Defeasance”) except for:

(1)

the rights of holders of outstanding Notes of that series to receive payments in respect of the principal of, or interest or premium or Additional Interest, if any, on, such Notes of that series when such payments are due from the trust referred to below;

(2)

Mercer’s obligations with respect to Notes of that series concerning issuing temporary Notes of that series, registration of Senior Notes of that series, mutilated, destroyed, lost or stolen Notes of that series and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and Mercer’s obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Mercer may, at its option and at any time, elect to have the obligations of Mercer with respect to the Notes of either series released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to Notes of the applicable series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to Notes of the applicable series.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

Mercer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of Notes of the applicable series, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding Notes of the applicable series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Mercer must specify whether the Notes of the applicable series are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, Mercer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a)	Mercer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)

since the Issue Date , there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, Mercer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

no Default or Event of Default with respect to such series of Notes has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Mercer is a party or by which Mercer is bound;

(5)

such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Mercer or any of its Restricted Subsidiaries is a party or by which Mercer or any of its Restricted Subsidiaries is bound;

(6)

Mercer must deliver to the trustee an officers’ certificate stating that the deposit was not made by Mercer with the intent of preferring the holders of Notes of the applicable series over the other creditors of Mercer with the intent of defeating, hindering, delaying or defrauding any creditors of Mercer or others; and

(7)

Mercer must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the Notes of either series may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes of the applicable series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes of that series), and any existing Default or Event of Default or compliance with any provision of the indenture or the Notes of either series may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes of that series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes of that series).

Without the consent of each holder of Notes of the applicable series affected, an amendment, supplement or waiver may not (with respect to any Notes of the applicable series held by a non-consenting holder):

(1)	reduce the principal amount of Notes of such series whose holders must consent to an amendment, supplement or waiver;

(2)

reduce the principal of or change the fixed maturity of Notes or alter the provisions with respect to the redemption of the Notes of such series (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on Notes of such series;

(4)

waive a Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on, the Notes of such series (except a rescission of acceleration of the Notes of such series by the holders of at least a majority in aggregate principal amount of the then outstanding Notes of such series and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the Notes of such series;

(6)

make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of Notes of such series to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the Notes of such series;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(8)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes of the applicable series, Mercer and the trustee may amend or supplement the indenture or the Notes of the applicable series:

(1)	to cure any ambiguity, defect or inconsistency, as evidenced in an officers’ certificate;

(2)

to provide for uncertificated Notes of such series in addition to or in place of certificated notes in order to comply with any Applicable Procedures, or otherwise alter the provisions of Article 2 of the indenture in a manner that does not materially adversely affect any holder of Notes of such series;

(3)	to provide for the assumption of Mercer’s obligations to holders of Notes of such series in the case of a merger or consolidation or sale of all or substantially all of Mercer’s assets;

(4)

to make any change that would provide any additional rights or benefits to the holders of Notes of such series or that does not, in the good faith determination of the Board of Directors of Mercer, adversely affect the legal rights under the indenture of any such holder in any material respect;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)

to conform the text of the indenture or the Notes of such series to any provision of this Description of New Notes to the extent that such provision in this Description of New Notes was intended to be a verbatim recitation of a provision of the indenture or the Notes of such series, as evidenced in an officers’ certificate;

(7)	to provide for the issuance of additional Notes of such series in accordance with the limitations set forth in the indenture as of the Issue Date; or

(8)	to allow any Restricted Subsidiary to execute a supplemental indenture providing for a Note Guarantee with respect to such series of Notes.

Satisfaction and Discharge

The applicable indenture will be discharged and will cease to be of further effect as to all Notes of the applicable series issued thereunder, when:

(1)	either:

(a)

all Notes of such series that have been authenticated, except lost, stolen or destroyed Notes of such series that have been replaced or paid and Notes of such series for whose payment money has been deposited in trust and thereafter repaid to Mercer, have been delivered to the trustee for cancellation; or

(b)

all Notes of such series not theretofore delivered to the trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year or (c) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Mercer;

(2)

Mercer has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient (as determined by Mercer), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes of the applicable series not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the Stated Maturity or redemption date;

(3)

no Default or Event of Default with respect to such series has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Mercer is a party or by which Mercer is bound;

(4)	Mercer has paid or caused to be paid all sums payable by it under the indenture with respect to such series;

(5)

Mercer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the Notes of such series at maturity or on the redemption date, as the case may be; and

(6)

Mercer has delivered an opinion of counsel and officers’ certificate to the trustee stating that all conditions precedent to the satisfaction and discharge of the applicable indenture has been complied with.

Concerning the Trustee

If the trustee becomes a creditor of Mercer, the indentures limit the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the applicable indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding Notes of the applicable series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indentures provide that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request of any holder of Notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indentures and the Notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indentures and Registration Rights Agreements without charge by writing to Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada, V6C 1G8, Attention: Investor Relations.

Certain Definitions

Set forth below are certain defined terms used in the indentures. Reference is made to the indentures for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)

Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest owing on the Notes pursuant to the Registration Rights Agreements.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of more than 20% (measured on a fully diluted basis) of the Voting Stock of a Person (except as reportable on Form 13-F or Form 13-G of the SEC) will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means (A) with respect to any 2019 Senior Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of such 2019 Senior Note; or

(2)	the excess of:

(a)

the present value at such redemption date of (i) the redemption price of such 2019 Senior Note at December 1, 2016 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on such 2019 Senior Note through December 1, 2016 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date (or, in the case of a satisfaction and discharge, the Treasury Rate as of the date the funds to satisfy and discharge the indenture are deposited with the trustee) plus 50 basis points; over

(b)	the principal amount of such 2019 Senior Note; and

(B) with respect to any 2022 Senior Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of such 2022 Senior Note; or

(2)	the excess of:

(a)

the present value at such redemption date of (i) the redemption price of such 2022 Senior Note at December 1, 2017 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on such 2022 Senior Note through December 1, 2017 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date (or, in the case of a satisfaction and discharge, the Treasury Rate as of the date the funds to satisfy and discharge the indenture are deposited with the trustee) plus 50 basis points; over

(b)	the principal amount of such 2022 Senior Note.

“Asset Sale” means:

(1)

the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Mercer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indentures described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of Mercer’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $15.0 million;

(2)	a transfer of assets between or among Mercer and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Mercer to Mercer or to a Restricted Subsidiary of Mercer;

(4)

the sale or lease of products (including electricity, power and chemicals generated as a by-product of or from, or utilizing the facilities of, any other Permitted Business), services, accounts receivable or current assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)

any waiver, release, settlement or surrender of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, release of contract, tort claims, disputes or other controversy;

(7)

(i) leases or subleases or (ii) licenses or sublicenses of intellectual property or general intangibles, in each case to third persons not interfering in any material respect with the business of Mercer and its Restricted Subsidiaries;

(8)	a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(9)	the unwinding of or assignment of rights under any Hedging Obligations; and

(10)

purchases, sales or other transfers of pulp, fiber, chemicals and other consumables between or among Mercer or any Restricted Subsidiary and any Unrestricted Subsidiary at market prices pursuant to arrangements approved by Mercer’s Board of Directors as being fair, from a financial point of view, to Mercer or the applicable Restricted Subsidiary, as the case may be; purchases, sales or other transfers of spare parts or mill consumables between any Restricted Subsidiary and any Unrestricted Subsidiary at book value; and other transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indentures, that are fair to Mercer or the Restricted Subsidiary, as the case may be, in the reasonable determination of Mercer’s Board of Directors.

“Asset Sale Offer” has the meaning assigned to that term in the indentures governing the Notes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person (including a business trust), the board of trustees or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1)

85% of the face amount of all accounts receivable owned by Mercer and its Restricted Subsidiaries as of the end of the most recent fiscal month preceding such date, calculated on a consolidated basis and in accordance with GAAP; plus

(2)

65% of the book value of all inventory owned by Mercer and its Restricted Subsidiaries as of the end of the most recent fiscal month preceding such date, calculated on a consolidated basis and in accordance with GAAP.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that no Deemed Capitalized Leases shall be considered Capital Lease Obligations.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)

in the case of an association or business entity or trust, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including shares of beneficial interest;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)

any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars, Canadian dollars, Euros or Renminbi;

(2)

securities issued or directly and fully guaranteed or insured by the United States, Canadian, German or United Kingdom government or any agency or instrumentality of the United States, Canadian, German or United Kingdom government (provided that the full faith and credit of the United States, Canada, Germany or the United Kingdom is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)

certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreements or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)

repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)	money market or other investment company funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Mercer and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of Mercer;

(3)

the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Mercer, measured by voting power rather than number of shares; or

(4)

Mercer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Mercer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Mercer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Mercer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Change of Control Offer” has the meaning assigned to that term in the indentures governing the Notes.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)

an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)

provision for taxes based on income, profits or capital of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)

depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)

any expenses or charges related to any transaction or series of transactions constituting an equity offering, Permitted Investment, recapitalization or incurrence of Indebtedness permitted to be incurred by the indentures (whether or not successful), including such fees, expenses or charges related to (i) the offering of the Notes, (ii) the Tender Offer of the 2017 Senior Notes (including, without limitation, premium and consent fees) and (iii) Mercer’s entry into the Credit Agreements; plus

(6)	the following expenses, losses or gains to the extent such amounts were included in the computation of Consolidated Net Income:

(a)

extraordinary, non-recurring or unusual losses or expenses, including, without limitation, restructuring charges or reserves, including severance contracts and termination costs including future lease commitments, costs to close or consolidate facilities and costs to relocate employees during such period, as determined in good faith by the Chief Financial Officer, Controller or Treasurer of Mercer, in each case, without regard to any limitations of Item 10(e) of Regulation S-K;

(b)	foreign exchange gains or losses incurred with respect to receivables (net of the impact on payables) on product sales; and

(c)

expenses related to equipment failures (including, without limitation, costs of repair, equipment replacement or addition) where a good faith application for the recovery of such costs from the vendor or an insurer has been made, less any such recovery and the amount of any such claim to the extent it has been finally determined to be uncollectible, the net amount not to exceed $10.0 million in the aggregate over any twelve-month period; minus

(7)

non-cash items increasing such Consolidated Net Income for such period, other than (i) the accrual of revenue in the ordinary course of business or (ii) the reversal of non-cash expenses not added back due to the exclusions in clause (4) of this definition of “Consolidated EBITDA,”

in each case, on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income, profits or capital of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Mercer will be added to Consolidated Net Income to compute Consolidated EBITDA of Mercer only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed, directly or indirectly, to Mercer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)

the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)

solely for purposes of determining the amount available for Restricted Payments pursuant to clause (3)(a) of the second paragraph of the covenant “— Certain Covenants — Restricted Payments,” the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the cumulative effect of a change in accounting principles will be excluded; and

(4)

any goodwill impairment charges pursuant to Financial Accounting Standards Board Statement No. 142 or any asset impairment charges pursuant to Financial Accounting Standards Board Statement No. 144 will be excluded.

“Consolidated Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of Mercer and its consolidated Restricted Subsidiaries as the total assets of Mercer and its Restricted Subsidiaries, excluding goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense and any other assets properly classified as intangible assets in accordance with GAAP, determined in accordance with GAAP.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Credit Agreements” means (i) the Revolving Credit Facility Agreement dated August 19, 2009 among D&Z Holding GmbH, Zellstoff-und Papierfabrik Rosenthal GmbH, D&Z Beteiligungs GmbH and ZPR Logistik GmbH and Bayerische Hypo-und Vereinsbank AG, as amended by the Extension, Amendment and Confirmation Letter dated October 4, 2012; (ii) the Universal Contract for Business Loans dated April 30, 2013 between Zellstoff-und Papierfabrik Rosenthal GmbH and Kreissparkasse Saale-Orla, as supplemented by the Special Agreement to the Loan Agreement dated April 30, 2013 among Zellstoff-und Papierfabrik Rosenthal GmbH, D&Z Beteiligungs GmbH, D&Z Holding GmbH, Mercer International Inc. and Kreissparkasse Saale-Orla; and (iii) the Second Amended and Restated Credit Agreement dated as of May 2, 2013 among Zellstoff Celgar Limited Partnership, as borrower, and the lenders from time to time parties thereto, as lenders, and Canadian Imperial Bank of Commerce, as agent, as amended by the First Amending Agreement dated October 21, 2014.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreements), indentures or commercial paper facilities, in each case, with banks or other institutional lenders, accredited investors or institutional investors providing for revolving credit loans, term loans, term debt, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Deemed Capitalized Leases” means obligations of Mercer or any Restricted Subsidiary of Mercer that are classified as “capital lease obligations” under GAAP due to the application of ASC Topic 840 or any subsequent pronouncement having similar effect and, except for such regulation or pronouncement, such obligation would not constitute a Capital Lease Obligation.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock,” with respect to each series of Notes, means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes of such series mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Mercer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Mercer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indentures will be the maximum amount that Mercer and its Restricted Subsidiaries may become obligated to pay upon the Stated Maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Mercer that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Mercer.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means the Indebtedness of Mercer and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreements) in existence on the Issue Date, including Hedging Obligations, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party. In the case of a transaction not exceeding $20.0 million, Fair Market Value may be determined in good faith by the Chief Financial Officer, Controller or Treasurer of Mercer, and in the case of a transaction exceeding $20.0 million, Fair Market Value shall be determined in good faith by the Board of Directors of Mercer (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings or revolving borrowings under Credit Facilities) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)

such calculation may include adjustments appropriate to reflect the amount of net cost savings, operating improvements or synergies projected by Mercer in good faith to be realized within twelve months following the date of any operational changes, business realignment projects or initiatives, restructurings or reorganizations which have been or are intended to be initiated (other than those operational changes, business realignment projects or initiatives, restructurings or reorganizations entered into in connection with any pro forma event (as defined in clause (2) below)) (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that such net cost savings and operating improvements or synergies are reasonably identifiable and quantifiable; provided, further, that the aggregate amount of any such adjustments made pursuant to this clause (1) shall not exceed 15% of Consolidated EBITDA for such period (determined after giving effect to such adjustments);

(2)

Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that the specified Person or any of its Restricted Subsidiaries has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, or discontinued operations (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the specified Person or any of its Restricted Subsidiaries since the beginning of such period shall have consummated any pro forma event that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period;

(3)

whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by the Chief Financial Officer, Controller or Treasurer of the specified Person. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the specified Person as set forth in an officers’ certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated. For the avoidance of doubt, adjustments to the computation of the Fixed Charge Coverage Ratio arising from any pro forma event and made in accordance with this clause (3) and clause (2) immediately above shall not be subject to the 15% cap set forth in clause (1) of this definition;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)

if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 6 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)

the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations in accordance with GAAP and excluding amortization and write-offs of debt issuance costs), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations (but excluding any interest expense attributable to Deemed Capitalized Leases), commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (excluding, for the avoidance of doubt, amounts due upon settlement of any such Hedging Obligations); plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)

any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of:

(a)

all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Mercer (other than Disqualified Stock) or to Mercer or a Restricted Subsidiary of Mercer, times;

(b)

a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of Mercer that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means each Subsidiary of Mercer that executes a Note Guarantee in accordance with the provisions of the indentures, and its successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indentures.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)

other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates (including, without limitation, foreign currency futures and options, currency swaps, currency forwards and related interest rate swaps and/or forwards) or commodity prices (including, without limitation, commodity futures, swaps or options) or energy prices (including forwards and swaps).

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)

representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any balance that constitutes an accrual of expenses or trade payable; or

(6)

representing any Hedging Obligations (the amount of any such Hedging Obligations to be equal at any time to the termination value of the agreement or arrangement giving rise to such Hedging Obligations that would be payable by such Person at such time), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP, but excluding Deemed Capitalized Leases. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indentures as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Mercer or any Restricted Subsidiary of Mercer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Mercer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Mercer, Mercer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Mercer’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by Mercer or any Restricted Subsidiary of Mercer of a Person that holds an Investment in a third Person will be deemed to be an Investment by Mercer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indentures, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means November 26, 2014.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (loss), together with any related provision for taxes on such gain (loss), realized in connection with:

(a)	any Asset Sale (or transaction that would be an Asset Sale but for the exclusion in clause (1) of the second paragraph of the definition thereof); or

(b)	the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2)	any extraordinary gain (loss), together with any related provision for taxes on such extraordinary gain (loss);

(3)	any foreign exchange gain (loss) on Indebtedness;

(4)	any marked to market gain (loss) whether realized or accrued, without duplication, on Hedging Obligations;

(5)

any non-cash charges resulting from the application of ASC 718 (formerly SFAS No. 123) and any other non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity based awards;

(6)	all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness;

(7)

any purchase accounting adjustments (including, without limitation, the impact of writing up inventory, deferred marketing and deferred financing costs or deferred revenue at fair value), amortizations, impairments, write-offs, or non-cash charges with respect to purchase accounting with respect to any acquisition, disposition, merger, consolidation, amalgamation or similar transactions on or after the Issue Date; and

(8)	the net income (loss) from any operations disposed of or discontinued after the Issue Date and any net gains or losses on such disposition or discontinuance, on an after-tax basis.

“Net Proceeds” means the aggregate cash proceeds received by Mercer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, after deducting any reserves in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by Mercer and/or a Restricted Subsidiary after such Asset Sale, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness as to which neither Mercer nor any of its Restricted Subsidiaries:

(1)	provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness); or

(2)	is directly or indirectly liable as a guarantor or otherwise, except for Customary Recourse Exceptions.

“Note Guarantee” means the Guarantee by each Guarantor of Mercer’s obligations under the indentures and the Notes, executed pursuant to the provisions of the indentures.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business conducted by Mercer and its Restricted Subsidiaries on the Issue Date, including pulp (including softwood, hardwood, sulphate, sulphite, dissolving and other chemical pulps) manufacturing and sales business, production and generation and sales of electricity, chemicals, chemical by-products and other products generated as a by-product of or from, or utilizing the facilities of, any Permitted Business and any business reasonably related thereto, ancillary or complimentary to reasonable extensions thereof, including, without limitation, the development and commercialization of processes, applications and uses for lignum-based products, materials and uses, transportation, logistics and wood and wood pellet harvesting, procurement, processing and/or marketing and sales.

“Permitted Investments” means:

(1)	any Investment in Mercer or in a Restricted Subsidiary of Mercer;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Mercer or any Restricted Subsidiary of Mercer in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Mercer; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Mercer or a Restricted Subsidiary of Mercer;

(4)

any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5)

any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Mercer or out of the net proceeds of an issue or sale of Equity Interest of Mercer (other than Disqualified Stock) so long as such acquisition occurs within 60 days thereafter;

(6)	any Investments received in compromise or resolution of:

(a)

obligations of trade creditors or customers that were incurred in the ordinary course of business of Mercer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or

(b)	litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)

loans or advances to employees made in the ordinary course of business of Mercer or any Restricted Subsidiary of Mercer in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9)	repurchases of Notes of either series and repurchases and/or redemptions of the 2017 Senior Notes;

(10)	extensions of trade credit or advances to customers and/or suppliers on commercially reasonable terms in the ordinary course of business;

(11)	Guarantees of Indebtedness of Mercer or any of its Restricted Subsidiaries issued in accordance with the covenant entitled “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(12)	Investments resulting from payment of consolidated taxes that include Unrestricted Subsidiaries;

(13)

other Investments in any Person (other than an Affiliate of Mercer that is not a Subsidiary of Mercer) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of (i) $50.0 million and (ii) 3.5% of Consolidated Tangible Assets; provided that, if any Investment made pursuant to this clause 13 is made in a Person that is not a Restricted Subsidiary of Mercer at the date of making such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause 1 of this definition and shall cease to have been made pursuant to this clause 13 for so long as such person continues to be a Restricted Subsidiary of Mercer; and

(14)	for the avoidance of doubt, any Restricted Investments existing on the Issue Date.

“Permitted Liens” means:

(1)

Liens on assets of Mercer or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that was permitted by the terms of the indentures to be incurred pursuant to clause (1) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and/or securing Hedging Obligations related thereto;

(2)	Liens in favor of Mercer;

(3)

Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Mercer or any Subsidiary of Mercer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Mercer or the Subsidiary;

(4)

Liens on property (including Capital Stock) existing at the time of acquisition of the property by Mercer or any Subsidiary of Mercer; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)

Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers’ compensation obligations, performance bonds, letters of credit or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6)

Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7)

Liens existing on the Issue Date or from contractual commitments existing on the Issue Date other than Liens securing Indebtedness and other obligations incurred pursuant to clause (1) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)

survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens created for the benefit of (or to secure) all outstanding Notes of both series;

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indentures; provided, however, that:

(a)

the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)

the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13)	Liens securing Hedging Obligations made in the ordinary course of business and not for speculation; provided that such Hedging Obligations are permitted under the indentures;

(14)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge, repayment or redemption of Indebtedness;

(15)	Grants of software and technology licenses in the ordinary course of business;

(16)	Liens arising out of conditional sale, title retention or similar arrangements for the sale of goods entered into in the ordinary course of business;

(17)	Liens in connection with escrow deposits made in connection with any acquisition of assets, including Capital Stock;

(18)

Liens arising as a result of litigation or legal proceedings that are currently being contested in good faith by appropriate and diligent action, including any lien arising as a result of a judgment against Mercer and/or its Restricted Subsidiaries;

(19)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings; and

(20)

Liens incurred in the ordinary course of business of Mercer or any Subsidiary of Mercer with respect to obligations at any one time outstanding that do not exceed the greater of (i) $50.0 million and (ii) 3.5% of Consolidated Tangible Assets.

“Permitted Refinancing Indebtedness” means any Indebtedness of Mercer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Mercer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)

the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)

such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)

if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by Mercer or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)

any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ or other agreement that effectively transfers voting power) to vote in the election of directors, managers of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership:

(a)	the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person; or

(b)	the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Treasury Rate” means (x) as of any redemption date of the 2019 Senior Notes, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such 2019 Senior Notes are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 1, 2016; provided, however, that if the period from the redemption date to December 1, 2016, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used and (y) as of any redemption date of the 2022 Senior Notes, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such 2022 Senior Notes are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 1, 2017; provided, however, that if the period from the redemption date to December 1, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rates shall be obtained by Mercer.

“Unrestricted Subsidiary” means any Subsidiary of Mercer that is designated by the Board of Directors of Mercer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)

except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Mercer or any Restricted Subsidiary of Mercer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Mercer or such Restricted Subsidiary, as the case may be, than those that might reasonably be obtained at the time from Persons who are not Affiliates of Mercer;

(3)	is a Person with respect to which neither Mercer nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Equity Interests; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Mercer or any of its Restricted Subsidiaries.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying:

(a)	the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness; by

(b)	the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY; DELIVERY AND FORM

We will issue New Notes only in fully registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000. We will not issue New Notes in bearer form. We initially issued the Old Notes, and will initially issue the New Notes, in the form of one or more global notes, referred to as “Global Notes”. We will deposit the Global Notes upon issuance with Wells Fargo Bank, National Association, referred to as the “Trustee”, as custodian for DTC, in New York, New York, and register the Global Notes in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Exchanges of book-entry notes for certificated notes

You may not exchange your beneficial interest in a Global Note for a New Note in certificated form unless:

(1)

DTC (a) notifies us that it is unwilling or unable to continue as depository for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case we thereupon fail to appoint a successor depository; or

(2)	we, at our option, notify the Trustee in writing that we are electing to issue the New Notes in certificated form; or

(3)	an event of default shall have occurred and be continuing with respect to the New Notes represented by such Global Note.

In all cases, certificated New Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures). Any certificated New Notes issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected through the DTC Deposit/Withdraw at Custodian system and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant Global Note.

Certain Book-entry Procedures

The description of the operations and procedures of DTC, Euroclear and Clearstream that follows is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants (“participants”) and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

DTC has advised us that its current practice, upon the issuance of the Global Notes, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants).

As long as DTC, or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the New Notes represented by such Global Note for all purposes under the indentures governing the New Notes. Except in the limited circumstances described above under “—Exchanges of Book-entry Notes for Certificated Notes,” you will not be entitled to have any portions of a Global Note registered in your names, will not receive or be entitled to receive physical delivery of New Notes in definitive form and will not be considered the owner or holder of a Global Note (or any New Note represented thereby) under the indentures governing the New Notes or the New Notes.

You may hold your interests in the Global Notes directly through DTC, if you are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream will hold interests in the Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. The depositories, in turn, will hold such interests in such Global Note in customers’ securities accounts in the depositories’ names on the books of DTC. All interests in a Global Note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of such system.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

We will make payments of the principal of, premium, if any, and interest on Global Notes to DTC or its nominee as the registered owner thereof. Neither we nor the Trustee nor any of our or their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any New Notes held by it or its nominee, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such New Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payment will be the responsibility of such participants.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Note will trade in DTC’s settlement system, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer and exchange provisions applicable to the Notes described elsewhere herein, cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC has advised us that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described above) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the New Notes, the Global Notes will be exchanged for legended New Notes in certificated form, and distributed to DTC’s participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the Trustee or any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of the exchange of the Old Notes for New Notes in this exchange offer and the ownership and disposition of the New Notes, but does not purport to be a complete analysis of all the potential tax considerations. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury regulations, rulings and judicial decisions, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect or different interpretations). No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) regarding any tax consequences relating to the matters discussed herein. Consequently, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those summarized below. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances and does not deal with holders subject to special treatment under U.S. federal income tax law, including, without limitation:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	real estate investment trusts or regulated investment companies;

•	dealers in securities, commodities or foreign currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons holding Old Notes or New Notes as part of a hedge, straddle, conversion transaction or other integrated transaction or risk reduction strategy;

•	U.S. persons whose functional currency is not the U.S. dollar;

•	entities classified as partnerships or other pass-through entities for U.S. federal income tax purposes and investors therein;

•	persons deemed to sell their Old Notes or New Notes under the constructive sale provisions of the Code;

•	persons subject to the alternative minimum tax; and

•	U.S. expatriates and former long-term residents of the United States.

This summary assumes holders have held the Old Notes and will hold their New Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary applies only to holders who acquired the Old Notes in the original offering and who acquire New Notes in this exchange offer, and does not discuss any U.S. federal income tax considerations for subsequent purchasers. In addition, this summary does not discuss any U.S. federal estate or gift tax laws, the Medicare contribution tax laws with respect to net investment income or the tax laws of any applicable foreign, state, local or other jurisdiction.

This summary of certain U.S. federal income tax consequences is for general information purposes only and is not tax advice for any particular holder. Current holders should consult their tax advisors concerning the U.S. federal income tax consequences with respect to exchanging Old Notes for New Notes, owning or disposing of the New Notes in light of their particular situations, as well as any consequences arising under the U.S. federal estate or gift tax laws, the Medicare contribution tax on net investment income or the laws of any state, local, foreign or other taxing jurisdiction.

The exchange of an Old Note for a New Note will not constitute a taxable exchange of the Old Note. As a result, a holder will not recognize taxable gain or loss upon receipt of a New Note, the holder’s holding period for a New Note generally will include the holding period for the Old Note so exchanged and such holder’s adjusted tax basis in a New Note will be the same as such holder’s adjusted tax basis in the Old Note so exchanged. The U.S. federal income tax consequences of the ownership and disposition of a New Note should be the same as for the Old Notes.

THE PRECEDING SUMMARY IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW NOTES, OWNING AND DISPOSING OF NEW NOTES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX LAWS, THE MEDICARE CONTRIBUTION TAX ON NET INVESTMENT INCOME OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of New Notes received in exchange for Old Notes where the broker-dealer acquired the Old Notes as a result of market-making activities or other trading activities. If such Old Notes are Eligible Securities, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must therefore deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of the New Notes received by the broker-dealer in this exchange offer, which may be satisfied by the delivery of this prospectus. We have agreed that after this registration statement is declared effective by the SEC and until the earlier of 90 days after such time, or the date on which broker-dealers are no longer required to deliver a prospectus in connection with market making or other trading activities, we will use commercially reasonable efforts to keep this registration statement continuously effective, supplemented and amended as required by the provisions of the Registration Rights Agreements and to make this prospectus, as amended or supplemented, available to any broker-dealer that requests it for use in connection with any such resale.

We will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. Broker-dealers may sell New Notes received by broker-dealers for their own account pursuant to this exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell New Notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of the New Notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the Registration Rights Agreements and will indemnify the holders of the New Notes (including any broker-dealers) against liabilities under the Securities Act.

By its acceptance of this exchange offer, any broker-dealer that receives New Notes pursuant to this exchange offer agrees to notify us before using this prospectus in connection with the sale or transfer of New Notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus to make the statements in this prospectus not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of this prospectus until we have notified the broker-dealer that delivery of this prospectus may resume and have furnished copies of any amendment or supplement to this prospectus to the broker-dealer.

LEGAL MATTERS

The validity of the New Notes offered hereby and certain other legal matters in connection with the issuance of the New Notes will be passed upon for the Company by Sangra Moller LLP, Vancouver, British Columbia, and by Davis Wright Tremaine LLP, Seattle, Washington.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding issuers, including Mercer International Inc., that file electronically with the SEC. You may access the SEC’s web site at http://www.sec.gov.

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference into this prospectus is deemed to be part of this prospectus, and any information filed with the SEC after the date of this prospectus will automatically be deemed to update and supersede information contained in this prospectus.

The following documents previously filed with the SEC are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

•

the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 24, 2014 that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013; and

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our Current Reports on Form 8-K filed on March 24, 2014, April 2, 2014, June 2, 2014, October 1, 2014, October 10, 2014, November 12, 2014 (two Current Reports on Form 8-K filed on such date, excluding a Current Report on Form 8-K furnished under Item 7.01 and any corresponding information furnished under Item 9.01), November 18, 2014 and November 28, 2014.

We incorporate by reference all documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any information “furnished” pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K and any corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit) after the date of this prospectus and prior to the termination of this exchange offer.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide promptly without charge to you, upon oral or written request, a copy of any document incorporated by reference in this prospectus, other than exhibits to these documents unless the exhibits are specifically incorporated by reference in these documents. Requests should be directed as follows:

Mercer International Inc.

700 West Pender Street

Suite 1120

Vancouver, British Columbia

V6C 1G8 Canada

Telephone: (604) 684-1099

Attention: Investor Relations